Exhibit 10.31

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF DECEMBER 21, 2012

BY AND AMONG

QUALITY INVESTMENT PROPERTIES RICHMOND, LLC,

AS A BORROWER,

QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC,

AS A GUARANTOR,

AND

QUALITYTECH, LP,

AS A GUARANTOR,

AND

REGIONS BANK,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

REGIONS BANK,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,

AS SYNDICATION AGENT

AND

REGIONS CAPITAL MARKETS,

AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION.		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	33

§2.	THE CREDIT FACILITY.		35
	§2.1	Revolving Credit Loans	35
	§2.2	[Intentionally Omitted]	36
	§2.3	Facility Unused Fee	36
	§2.4	Termination of the Revolving Credit Commitments	36
	§2.5	[Intentionally Omitted]	36
	§2.6	Interest on Loans	36
	§2.7	Requests for Revolving Credit Loans	37
	§2.8	Funds for Loans	37
	§2.9	Use of Proceeds	38
	§2.10	[Intentionally Omitted]	38
	§2.11	Increase in Total Commitment	38
	§2.12	[Intentionally Omitted]	41
	§2.13	Termination of Agreement	41
	§2.14	Defaulting Lenders	41
	§2.15	Extension of the Maturity Date	43

§3.	REPAYMENT OF THE LOANS.		44
	§3.1	Stated Maturity	44
	§3.2	Mandatory Prepayments	44
	§3.3	Optional Prepayments	45
	§3.4	Application of Prepayments	45
	§3.5	[Intentionally Omitted]	45
	§3.6	Effect of Prepayments	45

§4.	CERTAIN GENERAL PROVISIONS.		45
	§4.1	Conversion Options	45
	§4.2	Fees	46
	§4.3	Agent Fee	46
	§4.4	Funds for Payments	46
	§4.5	Computations	48
	§4.6	Suspension of LIBOR Rate Loans	48
	§4.7	Illegality	48
	§4.8	Additional Interest	49
	§4.9	Additional Costs, Etc	49
	§4.10	Capital Adequacy	50
	§4.11	Breakage Costs	51
	§4.12	Default Interest	51
	§4.13	Certificate	51
	§4.14	Limitation on Interest	51
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	52

i

§5.	COLLATERAL SECURITY; GUARANTY.		53
	§5.1	Collateral	53
	§5.2	Appraisals; Appraised Value	53
	§5.3	Addition of Mortgaged Properties	54
	§5.4	Release of Mortgaged Property	55
	§5.5	Additional Subsidiary Borrowers and Guarantors	56
	§5.6	Release of Certain Borrowers and Guarantors	57
	§5.7	Release of Collateral	57

§6.	REPRESENTATIONS AND WARRANTIES.		57
	§6.1	Corporate Authority, Etc	57
	§6.2	Governmental Approvals	58
	§6.3	Title to Properties	58
	§6.4	Financial Statements	59
	§6.5	No Material Changes	59
	§6.6	Franchises, Patents, Copyrights, Etc	59
	§6.7	Litigation	59
	§6.8	No Material Adverse Contracts, Etc	60
	§6.9	Compliance with Other Instruments, Laws, Etc	60
	§6.10	Tax Status	60
	§6.11	No Event of Default	61
	§6.12	Investment Company Act	61
	§6.13	Absence of UCC Financing Statements, Etc	61
	§6.14	Setoff, Etc	61
	§6.15	Certain Transactions	61
	§6.16	Employee Benefit Plans	61
	§6.17	Disclosure	62
	§6.18	Trade Name; Place of Business	62
	§6.19	Regulations T, U and X	62
	§6.20	Environmental Compliance	63
	§6.21	Subsidiaries; Organizational Structure	65
	§6.22	Leases	65
	§6.23	Property	65
	§6.24	Brokers	67
	§6.25	Other Debt	67
	§6.26	Solvency	67
	§6.27	No Bankruptcy Filing	67
	§6.28	No Fraudulent Intent	67
	§6.29	Transaction in Best Interests of Borrowers; Consideration	67
	§6.30	OFAC	68
	§6.31	[Intentionally Omitted].	68
	§6.32	Power and Service Revenues	68
	§6.33	[Intentionally Omitted].	68
	§6.34	Service Guarantees	68

§7.	AFFIRMATIVE COVENANTS.		68
	§7.1	Punctual Payment	68

	§7.2	Maintenance of Office	68
	§7.3	Records and Accounts	69
	§7.4	Financial Statements, Certificates and Information	69
	§7.5	Notices	71
	§7.6	Existence; Maintenance of Properties	73
	§7.7	Insurance; Condemnation	74
	§7.8	Taxes	79
	§7.9	Inspection of Properties and Books	79
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	79
	§7.11	Further Assurances	80
	§7.12	Title Insurance.	80
	§7.13	Leases of the Property	80
	§7.14	Business Operations	81
	§7.15	Registered Servicemark	82
	§7.16	Ownership of Real Estate	82
	§7.17	Distributions of Income to Parent Company	82
	§7.18	[Intentionally Omitted]	82
	§7.19	Plan Assets	82
	§7.20	[Intentionally Omitted]	82
	§7.21	Single Purpose Entity Requirements	82
	§7.22	Power Generators	87
	§7.23	Material Agreements and Management Agreements	87
	§7.24	[Intentionally Omitted]	88
	§7.25	Property Condition Report	88
	§7.26	Creation of REIT	88

§8.	NEGATIVE COVENANTS.		89
	§8.1	Restrictions on Indebtedness	89
	§8.2	Restrictions on Liens, Etc	90
	§8.3	Restrictions on Investments	92
	§8.4	Merger, Consolidation	93
	§8.5	Sale and Leaseback	94
	§8.6	Compliance with Environmental Laws	94
	§8.7	Distributions	96
	§8.8	Asset Sales	97
	§8.9	Cross Collateralization	97
	§8.10	Restriction on Prepayment of Indebtedness	97
	§8.11	Zoning and Contract Changes and Compliance	97
	§8.12	Derivatives Contracts	98
	§8.13	Transactions with Affiliates	98
	§8.14	Equity Pledges	98
	§8.15	Management Fees	98
	§8.16	[Intentionally Omitted]	98
	§8.17	[Intentionally Omitted]	98
	§8.18	[Intentionally Omitted]	98
	§8.19	Subordinate Debt	98
	§8.20	Liens	99
	§8.21	Management Agreements	99

§9.	FINANCIAL COVENANTS.		99
	§9.1	Borrowing Base	99
	§9.2	Minimum Borrowers Debt Yield	100
	§9.3	Minimum Borrowing Base Debt Service Coverage Ratio	100
	§9.4	Consolidated Total Indebtedness to Gross Asset Value	100
	§9.5	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	100
	§9.6	Minimum Consolidated Tangible Net Worth	101
	§9.7	Unhedged Variable Rate Debt	101
	§9.8	Corporate Debt Yield	101

§10.	CLOSING CONDITIONS.		101
	§10.1	Loan Documents	101
	§10.2	Certified Copies of Organizational Documents	101
	§10.3	Resolutions	101
	§10.4	Incumbency Certificate; Authorized Signers	101
	§10.5	Opinion of Counsel	102
	§10.6	Payment of Fees	102
	§10.7	Insurance	102
	§10.8	Performance; No Default	102
	§10.9	Representations and Warranties	102
	§10.10	Proceedings and Documents	102
	§10.11	Eligible Real Estate Qualification Documents	102
	§10.12	Compliance Certificate	102
	§10.13	Appraisals	103
	§10.14	Consents	103
	§10.15	Contribution Agreement	103
	§10.16	QTLP Subordination and Standstill Agreement	103
	§10.17	Other	103

§11.	CONDITIONS TO ALL BORROWINGS.		103
	§11.1	Prior Conditions Satisfied	103
	§11.2	Representations True; No Default	103
	§11.3	Borrowing Documents	103
	§11.4	Endorsement to Title Policy	103
	§11.5	Future Advances Tax Payment	104

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		104
	§12.1	Events of Default and Acceleration	104
	§12.2	Certain Cure Periods; Limitation of Cure Periods	107
	§12.3	Termination of Commitments	108
	§12.4	Remedies	108
	§12.5	Distribution of Collateral Proceeds	109

§13.	SETOFF.		109

§14.	THE AGENT.		110
	§14.1	Authorization	110
	§14.2	Employees and Agents	110
	§14.3	No Liability	110
	§14.4	No Representations	111
	§14.5	Payments	111
	§14.6	Holders of Notes	112
	§14.7	Indemnity	112
	§14.8	Agent as Lender	112
	§14.9	Resignation	112
	§14.10	Duties in the Case of Enforcement	113
	§14.11	Bankruptcy	113
	§14.12	Request for Agent Action	114
	§14.13	Reliance by Agent	114
	§14.14	Approvals	114
	§14.15	Borrowers Not Beneficiary	115
	§14.16	Intentionally Omitted].	116
	§14.17		116
	§14.18	.QTLP Subordination and Standstill Agreement.	116
	§14.19	Reliance on Hedge Provider	116

§15.	EXPENSES.		116

§16.	INDEMNIFICATION.		117

§17.	SURVIVAL OF COVENANTS, ETC.		118

§18.	ASSIGNMENT AND PARTICIPATION.		118
	§18.1	Conditions to Assignment by Lenders	118
	§18.2	Register	120
	§18.3	New Notes	120
	§18.4	Participations	120
	§18.5	Pledge by Lender	121
	§18.6	No Assignment by the Borrowers or the Guarantors	121
	§18.7	Disclosure	121
	§18.8	Amendments to Loan Documents	122
	§18.9	Mandatory Assignment	122
	§18.10	Titled Agents	123

v

§19.	NOTICES.		123

§20.	RELATIONSHIP.		124

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.		125

§22.	HEADINGS.		126

§23.	COUNTERPARTS.		126

§24.	ENTIRE AGREEMENT, ETC.		126

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.		126

§26.	DEALINGS WITH THE BORROWERS AND THE GUARANTORS.		127

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		127

§28.	SEVERABILITY.		128

§29.	TIME OF THE ESSENCE.		128

§30.	NO UNWRITTEN AGREEMENTS.		128

§31.	REPLACEMENT NOTES.		128

§32.	NO THIRD PARTIES BENEFITED.		128

§33.	PATRIOT ACT.		129

§34.	[Intentionally Omitted].		129

§35.	JOINT AND SEVERAL LIABILITY.		129

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS.		129
	§36.1	Attorney-in-Fact	129
	§36.2	Accommodation	129
	§36.3	Waiver of Automatic or Supplemental Stay	130
	§36.4	Waiver of Defenses	130
	§36.5	Waiver	132
	§36.6	Subordination	133

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 21st day of December, 2012, by and among QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company (“QIPR”), the Additional Subsidiary Borrowers from time to time a party to this Agreement as “Borrowers” pursuant to §5.5, QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC, a Delaware limited liability company (“QTS Richmond TRS”), QUALITYTECH, LP, a Delaware limited partnership (“QTLP”), REGIONS BANK (“Regions”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with Regions, the “Lenders”), REGIONS, as Administrative Agent for the Lenders (the “Agent”), with REGIONS CAPITAL MARKETS and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Book Managers (each in such capacities, an “Arranger”).

R E C I T A L S

WHEREAS, the Lenders desire to make available to the Borrowers a credit facility in the initial amount of $80,000,000 on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(b).

Additional Subsidiary Borrower. Each additional Subsidiary of Parent Company which becomes a Borrower pursuant to §5.5.

Additional Subsidiary Guarantor. Each additional Subsidiary of Parent Company which becomes a Guarantor pursuant to §5.5.

Adjusted Consolidated EBITDA. On any date of determination, the Consolidated EBITDA for the prior two (2) fiscal quarters most recently ended, multiplied by two (2).

Adjusted Net Operating Income. For purposes other than determining Gross Asset Value, on any date of determination prior to June 30, 2013, the Net Operating Income for the fiscal month most recently ended, multiplied by twelve (12), and on any date of determination on or after June 30, 2013, the Net Operating Income for the fiscal quarter most recently ended, multiplied by four (4). For purposes of determining Gross Asset Value, on any date of determination thereof, the Net Operating Income for the prior two (2) fiscal quarters most recently ended, multiplied by two (2).

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or any Person who has a direct familial relationship by blood, marriage, or otherwise with any Borrower, any SPE Entity or any Affiliate of either of them. For purposes of this definition, “control” (including, with correlative meanings, the terms “control”, “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. Regions Bank, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at ALBH11502B, 1900 5th Avenue North, Birmingham, Alabama, 35203 or at such other location as the Agent may designate from time to time by notice to the Borrowers and the Lenders.

Agent’s Special Counsel. Alston & Bird LLP or such other counsel as selected by Agent.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Margin. On any date the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Parent Company and its respective Subsidiaries to the Gross Asset Value of Parent Company and its respective Subsidiaries:

Pricing Level	Ratio of Consolidated Total Indebtedness to Gross Asset Value	LIBOR Rate Loans	Base Rate Loans

Pricing Level 1	Less than or equal to 40%	4.00%	3.00%

Pricing Level 2	Greater than 40% but less than or equal to 50%	4.25%	3.25%

Pricing Level 3	Greater than 50%	4.50%	3.50%

The initial Applicable Margin shall be at Pricing Level 2. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent Company to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that Parent Company shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 3 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

During the period from and including March 31, 2014 to but excluding December 31, 2015, the percentages at each Pricing Level set forth above shall decrease by 0.25%. On and after December 31, 2015, the percentages at each Pricing Level set forth above shall decrease by 0.50%.

In the event that the Agent and the Borrowers determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrowers shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of Parent Company or its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, obtained pursuant to §5.2 or §10.13.

Arranger. Each of Regions Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a “Joint Lead Arranger,” and their respective successors.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Leases and Rents. Each of the assignments of leases and rents requested by Agent from a Borrower to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Borrower as lessor with respect to all Leases of all or any part of each Mortgaged Property, each such assignment entered into after the date hereof to be substantially in the form as the initial Assignment of Leases and Rents executed and delivered by QIPR in connection with this Agreement, with such changes thereto as Agent may require as a result of state law or practice.

Authorized Officer. Any of the following Persons: Shirley Goza, Jay Ketterling, Bill Schafer or Chad L. Williams and such other Persons as Borrowers’ Representative shall designate in a written notice to Agent.

Balance Sheet Date. December 31, 2011.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) the applicable LIBOR for a one month interest period plus one percent (1.0%) per annum. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. The Revolving Credit Base Rate Loans bearing interest calculated by reference to the Base Rate.

Board. Means the board of directors or board of managers, as applicable, of any Borrower or SPE Entity.

Bond. That certain Taxable Industrial Development Revenue Bond (Quality Investment Properties Atlanta Tech Centre South, L.L.C. Project), Series 2006.

Borrowers. Collectively, QIPR and any Additional Subsidiary Borrower that is the direct or indirect owner of a Mortgaged Property, and individually any of them.

Borrowers Debt Yield. The quotient of (a) Adjusted Net Operating Income of the Borrowers divided by (b) the outstanding principal balance of the Loans. For the purposes of calculating Borrowers Debt Yield, when calculating Adjusted Net Operating Income for the Mortgaged Properties not owned and operated by any Borrower for, prior to June 30, 2013, a full fiscal month, and on and after June 30, 2013, a full fiscal quarter, the Adjusted Net Operating Income attributable to such Mortgaged Property shall be calculated in accordance with the terms and conditions of this Agreement by using the actual historical results for such Mortgaged Property for the fiscal month or fiscal quarter, as applicable, most recently ended as if the Mortgaged Property had been owned by such Borrower during such time.

Borrowers’ Representative. Initially, QTLP, and thereafter the Person or Persons who are designated in a written notice to the Agent by a majority vote of the Borrowers to act on behalf of the Borrowers as provided in §36.

Borrower Joinder Agreement. The Borrower Joinder Agreement with respect to this Agreement, the Notes, Contribution Agreement and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Borrower, such Borrower Joinder Agreement to be substantially in the form of Exhibit E-1 hereto.

Borrowing Base Availability. The Borrowing Base Availability shall be the amount which is the lowest of (a) the Borrowing Base Value, (b) the maximum principal amount which would not cause the Borrowing Base Debt Service Coverage Ratio to be less than the Borrowing Base Debt Service Coverage Ratio specified in the table below corresponding to the period during which the Borrowing Base Availability is being determined, and (c) the maximum principal amount which would not cause the Borrowers Debt Yield to be less than the Borrowers Debt Yield specified in the table below corresponding to the period during which the Borrowing Base Availability is being determined:

Period	Borrowing Base Debt Service Coverage Ratio	Borrowers Debt Yield
Closing Date to but excluding June 30, 2013	1.30 to 1.00	12.00%
June 30, 2013 to but excluding December 31, 2013	1.40 to 1.00	13.00%
December 31, 2013 to but excluding March 31, 2014	1.60 to 1.00	14.50%
March 31, 2014 to but excluding December 31, 2015	1.750 to 1.00	16.250%
On and after December 31, 2015	2.00 to 1.00	18.00%

Borrowing Base Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Mortgaged Properties determined on any date prior to June 30, 2013, as of the end of the fiscal month most recently ended and, on or after June 30, 2013, as of the end of the fiscal quarter most recently ended, divided by the Implied Debt Service. For the purposes of calculating Borrowing Base Debt Service Coverage Ratio, when calculating Adjusted Net Operating Income for the Mortgaged Properties not owned and operated by any Borrower for, prior to June 30, 2013, a full fiscal month, and on and after June 30, 2013, a full fiscal quarter, the Adjusted Net Operating Income attributable to such Mortgaged Property shall be calculated in accordance with the terms and conditions of this Agreement by using the actual historical results for such Mortgaged Property for the fiscal month or fiscal quarter, as applicable, most recently ended as if the Mortgaged Property had been owned by such Borrower during such time.

Borrowing Base Value. The Borrowing Base Value for Eligible Real Estate owned by Borrowers included in the Mortgaged Property shall be the amount which is (a) fifty-five percent (55%) of the sum of the Appraised Values of each Mortgaged Property (other than the Richmond Property), as most recently determined under §5.2, plus (b) in respect of the Richmond Property, (i) prior to any Appraisal of the Richmond Property obtained after the Closing Date, fifty-five (55%) of the sum of (A) the “Upon Completion” value for Building 1 at the Richmond Property plus (B) the Appraised Value of the remaining buildings and excess land, in the case of clauses (A) and (B), as determined under §10.13 or (ii) upon obtaining an Appraisal of the Richmond Property under §2.15 or §5.2 at any time after the Closing Date, 55% of the Appraised Value of the Richmond Property as determined thereunder.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected a LIBOR Rate Loan. The maximum Breakage Cost will not exceed the positive difference between the existing LIBOR rate for the LIBOR Rate Loan being paid, converted or failed to be drawn down, if higher, and the then current LIBOR rate for LIBOR Rate Loans on such date for a similar Interest Period multiplied by the amount being repaid times the number of days remaining in the existing LIBOR rate divided by 365.

Building. With respect to each Mortgaged Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalization Rate. Ten percent (10.00%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA. The federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) Following the occurrence of the IPO Event, any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than Chad L. Williams, General Atlantic, their respective controlled Affiliates, and Permitted Transferees, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least thirty percent (30.0%); or

(b) Following the occurrence of the IPO Event, as of any date a majority of the Board of Directors or Trustees or similar body (the “REIT Board”) of REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the REIT Board, a majority of which consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the REIT Board a majority of which consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the REIT Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the REIT Board); or

(c) Following the occurrence of the IPO Event, REIT shall fail to be the sole general partner of QTLP, shall fail to own such general partnership interest in QTLP free of any Lien (other than Liens permitted by §8.2(i)), or shall fail to control the management and policies of QTLP; or

(d) Following the occurrence of the IPO Event, the financial results of QTLP and its Subsidiaries shall fail to be Consolidated with the accounts of REIT; or

(e) Any Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than as permitted by §8.4); or

(f) Until the occurrence of the IPO Event, except as permitted below in this definition, Chad L. Williams or his majority owned and controlled Affiliates or a Permitted Transferee of the type described in clause (iii) of the definition thereof of which Chad L. Williams unilaterally controls all voting interests and rights to direct the management and policies of such trust, partnership or other entity, fail to own in the aggregate, directly or indirectly, at least eighty percent (80.0%) of the economic, voting and beneficial interests in General Partner, or shall fail to own such interests free of any Lien (other than Liens of the type permitted by §8.2(i)); or

(g) Until the occurrence of the IPO Event, except as permitted below in this definition, Chad L. Williams, a Permitted Transferee of the type described in clause (iii) of the definition thereof of which Chad L. Williams unilaterally controls all voting interests and rights to direct the management and policies of such trust, partnership or other entity, General Atlantic or their respective majority owned and controlled Affiliates fail to own, directly or indirectly, at least twenty-one percent (21.0%) and fifty-one percent (51.0%), respectively, of the economic, voting and beneficial interests as limited partners in QTLP, or in either case shall fail to own such interests free of any Lien (other than Liens of the type permitted by §8.2(i)); or

(h) Until the occurrence of the IPO Event, General Partner shall fail to be the sole general partner of QTLP, shall fail to own such general partner interest in QTLP free of any Lien (other than Liens of the type permitted by §8.2(i)), or shall fail to control the management and policies of QTLP; or

(i) QTLP fails to own directly or indirectly, free of any Lien (other than Liens permitted by §8.2(i)), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Borrower, QTS Richmond TRS and each Additional Subsidiary Guarantor; or

(j) Any of Chad L. Williams or Bill Schafer shall cease to be the Chairman of the Board and Chief Executive Officer, and Chief Financial Officer, respectively, of the General Partner or upon the occurrence of the IPO Event, REIT, and a competent and experienced director or officer, as applicable, shall not be reasonably approved by the Required Lenders within three (3) months of such event.

Notwithstanding anything to the contrary in paragraphs (f) or (g) of this definition of “Change of Control”, prior to the IPO Event, a Transfer of membership interests in the General Partner or limited partnership interests in QTLP shall not be deemed to be a “Change of Control”, provided that (i) each of Chad L. Williams or a Permitted Transferee of the type described in clause (iii) of the definition thereof of which Chad L. Williams unilaterally controls all voting interests and rights to direct the management and policies of such trust, partnership or other entity continue to own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in General Partner owned by such Person as of the Closing Date, (ii) each of Chad L. Williams (together with any Permitted Transferee of the type described in clause (iii) of the definition thereof of which Chad L. Williams unilaterally controls all voting interests and rights to direct the management and policies of such trust, partnership or other entity), or General Atlantic continue to own, directly or indirectly, at least fifty-one percent (51.0%) of the limited partnership interests of QTLP owned by such Person as of the Closing Date, (iii) Chad L. Williams and General Atlantic continue to control the management and policies of QTLP and the Borrowers, (iv) QTLP continues to own directly or indirectly one hundred (100%) of any Borrower, QTS Richmond TRS and any Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries), (v) after such transfer each of the Borrowers shall maintain their status as a Single Purpose Entity, (vi) no such Transfer, individually or in the aggregate, shall result in any Person other than Chad L. Williams or General Atlantic having a consent right, veto or other blocking rights with respect to any management, policies, decisions or actions of General Partner or QTLP, (vii) Agent shall have received evidence that any consents to such Transfer required under the organizational agreements of QTLP and General Partners, as applicable, have been obtained, (viii) the requirements set forth in subsections (i) through (vii) above continue to be satisfied following the granting of any pledge and/or the exercise of the pledgee’s rights (including a foreclosure or sale) under any pledge, (ix) Agent shall receive not less than fifteen (15) days’ prior notice of such proposed Transfer and confirmed no such transferee is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), (x) Agent shall receive copies of the documents that will effectuate such Transfer fifteen (15) days prior to the occurrence thereof, and (xi) no Default or Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents or result from any such Transfer.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. Except as set forth on Schedule 1.4, all of the property, rights and interests of the Borrowers which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Properties and the Guaranty.

Commitment. With respect to each Lender, the Revolving Credit Commitment of such Lender.

Commitment Increase. An increase in the Total Revolving Credit Commitment to an aggregate Total Commitment of not more than $125,000,000 in the aggregate pursuant to §2.11.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to a Borrower by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Parent Company and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. For any period, the sum of (i) Consolidated Interest Expense for such period, plus (ii) all regularly scheduled principal payments made with respect to Indebtedness of Parent Company and its Subsidiaries during such period, other than any balloon or bullet payments necessary to repay maturing debt in full, plus (iii) all Preferred Distributions paid during such period. Parent Company’s pro rata share of the fixed charges (the sum of (i), (ii), and (iii) in the preceding sentence) of Unconsolidated Affiliates of Parent Company shall be included in determination of Consolidated Fixed Charges.

Consolidated Interest Expense. For any period, without duplication, (a) the total Interest Expense of Parent Company and its Subsidiaries determined on a consolidated basis, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of Parent Company and its Subsidiaries determined on a consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Contribution Agreement. That certain Contribution Agreement dated of even date herewith among QIPR, the Guarantors and each Additional Subsidiary Borrower which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrowers to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Corporate Credit Agreement. That certain First Amended and Restated Credit Agreement dated as of February 8, 2012, by and among QIPM, Quality Investment Properties, Suwanee, LLC, Quality Technology Services Metro II, LLC, Quality Technology Services, Suwanee II, LLC, QTLP, the lenders from time to time party thereto, KeyBank National Association, as administrative agent, and the other parties thereto, as amended by the First Amendment dated September 28, 2012.

Corporate Debt Yield. The quotient of (a) Adjusted Consolidated EBITDA, divided by (b) Consolidated Total Indebtedness, expressed as a percentage. For the purposes of calculating Corporate Debt Yield, when calculating Adjusted Consolidated EBITDA for Real Estate not owned and operated by Parent Company or any of its Subsidiaries for two (2) full fiscal quarters, the Adjusted Consolidated EBITDA attributable to such Real Estate shall be calculated in accordance with the terms and conditions of this Agreement by using the actual historical results for such Real Estate for the two (2) full fiscal quarters most recently ended as if the Real Estate had been owned by Parent Company or any of its Subsidiaries during such time.

Cross-Collateralize. With respect to any Person, shall mean (a) the granting of a Lien by such Person on all or a portion of the assets of such Person to secure Indebtedness owing by such Person to a lender and the granting of a Lien by such Person on the same group of assets to secure Indebtedness owing by such Person to (i) the same lender under a different agreement, note or other instrument or (ii) one or more other lenders, or (b) the granting of a Lien by such Person on more than one project (including its related assets) of such Person to secure

Indebtedness owing by such Person to one or more lenders under one agreement, note or other instrument or (c) the granting of a Lien by such Person on all or a portion of its assets to secure Indebtedness owing by another Person.

Data Center Property. (i) Highly specialized, secure single or multi-tenant facilities used in whole or in substantial part for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers and ancillary office and storage space related thereto, (ii) any facilities used in whole or in substantial part for technological purposes similar to those described in sub-part (i) above including, without limitation, manufacturing of semi-conductors or other special purpose buildings requiring custom security or environmental controls, (iii) any office building that is part of a complex or group of buildings containing the types of facilities described in sub-parts (i) or (ii) above, and (iv) the Real Estate of QIPR located in Sandston, Virginia commonly known as 6000 Technology Boulevard, Sandston, Virginia 23150 which shall be used in whole or in part for the uses described in clauses (i) – (iii) above.

Debt Offering. The issuance and sale by Parent Company or any of its Subsidiaries of any debt securities of such Person.

Debtor Relief Laws. The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Subject to Section §2.14(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section §2.14(g)) upon delivery of written notice of such determination to the Borrowers and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Development Property. Any Real Estate owned or acquired by Parent Company and its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Data Center Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Parent Company and its Subsidiaries; provided that any Data Center Property will no longer be considered to be a Development Property at the earlier of (a) the date on which such Development Property’s capitalized value determined in accordance with GAAP exceeds its book value determined in accordance with GAAP, (b) the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for eighteen (18) months, or (c) the date upon which notice is received by Agent from Borrowers’ Representative that Borrowers elect to designate such Development Property as a Stabilized Property. Each individual phase of a given development will be considered a separate and distinct project for purposes of this definition.

Disclosed Competitor. Any of the companies listed on Schedule 1.3 attached hereto and made a part hereof.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Guarantors, a Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Guarantors, a Borrower, or any of their respective Subsidiaries now or hereafter outstanding (other than exchange of an Equity Interest for another Equity Interest of the same Person); and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Guarantors, a Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA. With respect to Parent Company and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non-recurring charges and extraordinary or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below; plus (c) for the purposes of calculating Consolidated Fixed Charges and Corporate Debt Yield only, Set-up Fees that are amortized over the term of the applicable Lease. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non-recurring charges and extraordinary or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants from such Unconsolidated Affiliates. EBITDA shall be adjusted to remove (i) any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, and (ii) merger and acquisition costs required to be expensed under FAS 141R. Notwithstanding the foregoing, (a) corporate general and administrative expense of Parent Company shall be adjusted to an amount equal to the lesser of (1) ten percent (10.0%) of total revenues of Parent Company and its Subsidiaries, excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, or (2) actual corporate general and administrative expense until such time as the IPO Event has occurred, and (b) property management fees (also known as property level general and administrative expense) shall be adjusted to be the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee (or leased under a ground lease acceptable to the Agent in its reasonable discretion) by a Borrower;

(b) which is located within the 50 States of the United States or the District of Columbia;

(c) which is improved by an income-producing Data Center Property;

(d) as to which all of the representations set forth in §6 of this Agreement concerning Mortgaged Property are true and correct;

(e) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Mortgaged Property; and

(f) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent and the Required Lenders have approved for inclusion in the Borrowing Base.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Entity Agreement. As defined in §7.21.

Environmental Engineer. A firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreements.

Equipment Lender. Caterpillar Financial Services Corporation.

Equipment Loan. A loan from Equipment Lender to QIPM in the original principal amount of $25,000,000 provided pursuant to the Equipment Loan Documents as the same may be amended, modified, increased, consolidated or restated.

Equipment Loan Documents. The Loan Agreement dated as of April 9, 2010 between Equipment Lender and QIPM and any other promissory notes, documents, agreements or instruments now or hereafter executed and delivered by or on behalf of QIPM or any other person or entity in connection with the Equipment Loan, as any of the same may be from time to time amended, extended, supplemented, consolidated, renewed, restated or otherwise modified.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by Parent Company or any of its Subsidiaries of any Equity Interests of such Person.

Equity Percentage. The aggregate ownership percentage of a Borrower, a Guarantor or their respective Subsidiaries in each Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with Parent Company or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of property, non-cash impairment charges and non-cash charges and gains from Derivatives Contracts, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies unless otherwise agreed to above in this definition.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

General Atlantic. General Atlantic REIT, Inc., a Maryland corporation.

General Partner. QualityTech GP, LLC, a Delaware limited liability company.

Governmental Authority. The government of the United States of America or any other nation, or of any political subdivision thereof whether state or local agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Asset Value. On a consolidated basis for Parent Company and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i) the Adjusted Net Operating Income (but not less than zero) of any Real Estate owned by Parent Company or any of its Subsidiaries which is a Stabilized Property divided by the Capitalization Rate (expressed as a decimal); plus

(ii) the cost basis book value determined in accordance with GAAP of all Real Estate acquired by Parent Company or any of its Subsidiaries during the prior two (2) fiscal quarters most recently ended; plus

(iii) the book value determined in accordance with GAAP of all Development Properties owned by Parent Company or any of its Subsidiaries; plus

(iv) the book value determined in accordance with GAAP of all Land Assets of Parent Company and its Subsidiaries, plus

(v) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Parent Company and its Subsidiaries as of the date of determination; plus

(vi) the amount of cash contained in any accounts established by or for the benefit of Parent Company or its Subsidiaries to effectuate a tax-deferred exchange (also known as a “1031” exchange) in connection with the purchase and/or sale of all or a portion of Real Estate; plus

(vii) to the extent approved by Agent, the aggregate amount of all cash and Cash Equivalents (excluding amounts included in (vi)) above) of Parent Company and its Subsidiaries as of the date of determination that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. Gross Asset Value will be adjusted to include an amount equal to Parent Company or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, QTLP and QTS Richmond TRS together with any Additional Subsidiary Guarantor and, following the occurrence of the IPO Event, REIT.

Guarantor Joinder Agreement. The Guarantor Joinder Agreement with respect to the Guaranty, Contribution Agreement and Indemnity Agreement to be executed and delivered pursuant to §5.5, such Guarantor Joinder Agreement to be substantially in the form of Exhibit E-2 hereto.

Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith given by Guarantors to and for the benefit of Agent and the Lenders as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreements.

Hedge Obligations. All obligations of Borrowers to any Lender Hedge Provider to make any payments, whether due on a scheduled payment date or earlier by reason of early termination thereof or otherwise under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure attributable only to the Obligations, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Increase Date. See §2.11(b).

Increase Notice. See §2.11(a).

Implied Debt Service. On any date of determination, an amount equal to the greater of (i) the annual principal and interest payment sufficient to amortize in full during a twenty-five (25) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Loans as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent plus two percent (2.00%), or (b) 8.00%, or (ii) the actual annual interest that was paid by Borrowers under this Agreement for the preceding twelve (12) calendar months.

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor representing the principal portion under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment), but excluding any such reimbursement obligations to the extent such obligations have been cash collateralized; (e) Off-Balance Sheet Obligations; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding (i) any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests and (ii) any purchases of Real Estate, inventory or equipment in the ordinary course of business of such Person); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of another Person or otherwise to maintain net worth, solvency or other financial condition of another Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliate) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141R, as issued by the Financial Accounting Standards Board in December of 2007. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). Indebtedness shall also include loans made pursuant to QTLP Subordinate Note; provided, however, that loans made pursuant to QTLP Subordinate Note shall be excluded from Indebtedness so long as no default, material misrepresentation or breach of warranty has occurred under QTLP Subordination and Standstill Agreement.

Indemnity Agreements. The Indemnity Agreement Regarding Hazardous Materials dated as of even date herewith made by the Guarantors, QIPR and each Additional Subsidiary Borrower in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which the Guarantors, QIPR and each Additional Subsidiary Borrower agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Independent Director. With respect to a Borrower or any SPE Entity, means a natural person who is appointed as an independent manager or an independent director, as applicable, and who is not at the time of initial appointment as a director or manager or at any time while serving as a director or manager of a Borrower or any SPE Entity and has not been at any time during the five (5) years preceding such initial appointment:

(i) a stockholder, director (with the exception of serving as an Independent Director), officer, trustee, employee, partner, member, attorney or counsel of any Borrower or any SPE Entity, or its member or partner (with the exception of serving as a Special Member), or any Affiliate of either of them;

(ii) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with any Borrower or any SPE Entity, or its member, partners or shareholders, or any Affiliate of either of them;

(iii) a Person controlling or under common control with any Person excluded from serving as Independent Director under (i) or (ii) above; or

(iv) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director under (i) or (ii) above.

A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director of a Borrower or SPE Entity if such individual is an Independent Director provided by a nationally-recognized company that provides professional independent directors (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director of a “special purpose entity” affiliated with any Borrower or SPE Entity shall not be disqualified from serving as an Independent Director of a Borrower or SPE Entity if such individual is either (a) a Professional Independent Director or (b) the fees that such individual earns from serving as independent director of Affiliates of any Borrower or SPE Entity in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve as Independent Director of a Borrower or SPE Entity and as Independent Director of any special purpose entity that owns a direct or indirect equity interest in any Borrower or SPE Entity.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.

Interest Expense. For any period with respect to Parent Company and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under an interest reserve pursuant to a specific debt obligation, together with the interest portion of payments on Capitalized Leases, plus (b) Parent Company’s and its Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall exclude interest paid pursuant to the QTLP Subordinate Note.

Interest Payment Date. As to each Base Rate Loan, the first (1st) day of each calendar month during the term of such Base Rate Loan, and as to each LIBOR Rate Loan, the last day of the Interest Period for such LIBOR Loan and, if such Interest Period has a duration of more than three months, at three-month intervals following the first day of such Interest Period.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending 7 days thereafter or one, two, three or, if available to all Lenders, six months thereafter (provided, however, until the completion of the syndication of the Loan as determined by Agent, the interest period for any LIBOR Rate Loan shall be one month), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrowers shall fail to give notice as provided in §4.1, the Borrowers shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii) any Interest Period (other than an Interest Period having a duration of 7 days) pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit (other than endorsements for collection) to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

IPO Event. The formation of REIT and the initial public offering of stock in REIT and the registration of REIT as a public company with the SEC.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leases. Leases and all subleases, tenancies, shared space agreements, master space agreement, frame agreements, occupancies, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. Regions, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Collectively, the Revolving Credit LIBOR Rate Loans.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty, the Contribution Agreement, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrowers or the Guarantors in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) to be made by the Lenders hereunder. All Loans shall be made in Dollars.

Management Agreements. Collectively, (i) that certain Property Management Assistance Agreement, dated as of November 1, 2010, by and between QTLP and QIPR, (ii) that certain Special Services Assistance Agreement, dated as of November 1, 2010, by and between Quality Technology Services Holding, LLC and QTS Richmond TRS, (iii) that certain Special Services and Collection Agreement, dated as of November 1, 2010, by and between QTS Richmond TRS and QIPR, and (iv) any management agreements entered into by and between any Borrower and a Subsidiary of Parent Company, pursuant to which a manager is to provide any similar management or other service with respect to the applicable Mortgaged Property or to receive separate consideration from the tenants or licensees of a Mortgaged Property, provided any such Management Agreement shall be subject to the approval of Agent, which shall not be unreasonably withheld, conditioned or delayed.

Material Action. To file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Borrower or any SPE Entity be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Borrower or SPE Entity, to file a petition seeking or consent to, reorganization or relief with respect to such Borrower or SPE Entity under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower or any SPE Entity or a substantial part of its property, to make any assignment for the benefit of creditors of such Borrower or SPE Entity, to admit in writing such Borrower’s or SPE Entity’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of Guarantors and their Subsidiaries considered as a whole; (b) the ability of Borrowers or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Agreements. Each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of a Mortgaged Property, including, without limitation (a) those needed to deliver services guaranteed at the Mortgaged Property under the Leases, or (b) under which there is an obligation of a Borrower to pay more than $200,000 per annum. Material Agreements shall not include the Management Agreements or the Leases.

Material Environmental Matter. See §6.20(a).

Maturity Date. December 18, 2015, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof, or such later date to which the Maturity Date may be extended pursuant to §2.15.

Monthly Recurring Charges. For any period, the amount due under Leases for a Mortgaged Property for recurring rent and services as shown under the heading of “MRR” on the Rent Roll for such Mortgaged Property, and which shall be calculated in a manner consistent with the Rent Roll delivered to the Agent in connection with the execution of this Agreement.

Moody’s. Moody’s Investors Service, Inc.

Mortgaged Property or Mortgaged Properties. The Eligible Real Estate owned or leased pursuant to a ground lease approved by the Agent, by a Borrower which is security for the Obligations and the Hedge Obligations pursuant to the Mortgages. As of the Closing Date, only the Richmond Property is a “Mortgaged Property.”

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Borrower to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders and the Lender Hedge Providers), as the same may be modified or amended, pursuant to which such Borrower has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of a Mortgaged Property as security for the Obligations and the Hedge Obligations, each such mortgage entered into after the date hereof to be substantially in the form of the initial Mortgage executed and delivered by QIPR in connection with this Agreement, with such changes thereto as Agent may require as a result of state law or practice.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower, any Guarantor or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Parent Company or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses, fees, commissions and discounts paid by Parent Company or such Subsidiary in connection therewith.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees paying rent, and termination fees received for such period of not greater than one percent (1.0%) of the aggregate Monthly Recurring Charges for such period (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts including, without limitation, set-up fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of Parent Company and its Subsidiaries, any property management fees and non-recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment obligations under their lease unless such tenants or licensees have made a payment of such amounts in each month due other than amounts contested, in which case only amounts contested and not paid are excluded, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding. The Guarantors’ pro rata share of the Net Operating Income of Unconsolidated Affiliates of the Guarantors shall be included in determinations of Net Operating Income for the purposes of the calculation of Gross Asset Value. Notwithstanding anything to the contrary contained herein, Set-up Fees that are amortized over the term of the applicable Lease shall be included in determinations of Net Operating Income for the calculation of Borrowers Debt Yield and Borrowing Base Debt Service Coverage Ratio.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (v) are the result of unpaid amounts that could result in the creation of a Lien on the Real Property securing the Non-Recourse Indebtedness, (vi) arise from the filing of a petition under the Bankruptcy Code or seeking relief under other laws relating to insolvency or protection from creditors, (vii) arise from asserting defenses to the Non-Recourse Indebtedness that are without merit or unwarranted, (viii) arise from the forfeiture under any law of the Real Property securing the Non-Recourse Indebtedness, (ix) arise from the failure of any borrower or guarantor of the Non-Recourse Indebtedness to maintain its status as a single purpose entity, or (x) arise from the failure to obtain any required consent of the lender of the Non-Recourse Indebtedness to any other debt or voluntary lien encumbering the Real Property securing the Non-Recourse Indebtedness.

Non-Recourse Indebtedness. Indebtedness of Guarantors, their Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate or interests therein or equipment (other than a Mortgaged Property, any interest therein or equipment relating thereto) and which is not a general obligation of such Guarantor, such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Guarantors or their Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse

Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Parent Company that is not a Borrower or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrowers or Guarantors and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. The Revolving Credit Notes.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrowers and the Guarantors to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of Parent Company, any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Parent Company would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent Company’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent Company is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent Company. QTLP or, following the occurrence of the IPO Event, REIT.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Debt. Indebtedness permitted by §8.1.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Permitted Refinancing. As to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) there shall be no obligors in respect of the refinancing Indebtedness that were not obligors in respect of the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

Permitted Transferee. With respect to Chad L. Williams, (i) any transfer to the spouse of such Person; (ii) any transfer to a lineal descendant, natural or adopted, of such Person or to the spouse of any such lineal descendant; and (iii) any transfer to the trustee of a trust, to a partnership or to any other entity, for the substantial benefit of such Person and/or one or more Persons described in clauses (i) or (ii) above, in each case done for bona fide estate planning purposes.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral. Any property of a Subsidiary of the Parent which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders and the completion and delivery of Eligible Real Estate Qualification Documents other than, in the case of clauses (i) and (ii), property of QIPM, unless both the Equipment Loan and Bond have been indefeasibly paid in full.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent Company or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.

QIPM. Quality Investment Properties Metro, LLC, a Delaware limited liability company.

QTLP. QualityTech, LP, a Delaware limited partnership.

QTLP Subordinate Debt. All amounts loaned to QTLP and which are subject to QTLP Subordination and Standstill Agreement.

QTLP Subordinate Note. The promissory note dated October 23, 2009 payable by QTLP to the order of Chad L. Williams and QT Group in the outstanding principal amount of $26,352,209 as of September 30, 2012, which evidences QTLP Subordinate Debt.

QTLP Subordination and Standstill Agreement. The Subordination and Standstill Agreement dated as of the date of this Agreement, by and between QTLP, Agent, Chad L. Williams, and QT Group, which relates to QTLP Subordinate Debt, as the same may be modified or amended.

QTS Richmond TRS. Quality Technology Services Richmond II, LLC, a Delaware limited liability company.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Parent Company or any of its Subsidiaries, including, without limitation, the Mortgaged Properties.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Guarantors or any of their Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Regions. As defined in the preamble hereto.

Register. See §18.2.

REIT. The real estate investment trust or corporation that will be the general partner of QTLP (or the 100% parent of such general partner) after the IPO Event.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iii).

Rent Roll. A report prepared by the Borrowers showing for each Mortgaged Property owned or leased by Borrowers, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date of this Agreement or in such other form as may be reasonably acceptable to the Agent.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Required Permits. Each building permit, certificate of occupancy (or equivalent), environmental permit, air emission or air quality permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection the construction or operation of any of the Mortgaged Properties.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrowers, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $80,000,000 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.

Revolving Credit Notes. See §2.1(b).

Richmond Property. The property owned by QIPR in Sandston, Virginia commonly known as 6000 Technology Boulevard, Sandston, Virginia 23150.

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to Guarantors or any of their Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Security Documents. Collectively, the Borrower Joinder Agreements, the Guarantor Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.

Set-up Fees. Amounts paid by a tenant or licensee under the Leases for installation and other set-up activities performed by a Borrower or an Additional Subsidiary Guarantor.

Single Purpose Entity. As defined in §7.21.

S&P. Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services limited liability company business.

SPE Entity. Any Person that is an owner of an equity interest in a Borrower which Agent reasonably requires to be a Single Purpose Entity.

Special Member. Upon such Person’s admission to any Borrower or any SPE Entity that is a single member Delaware limited liability company, a person acting as a Springing Member pursuant to the operating agreement of such Borrower or SPE Entity, in such Person’s capacity as a member of such Borrower or SPE Entity.

Springing Member. With respect to any Borrower or any SPE Entity that is a single member Delaware limited liability company, a Person who is not a member of such Borrower or SPE Entity but who has signed the Entity Agreement of such Borrower or SPE Entity in order that, upon the conditions set forth in such Entity Agreement, such Person can become a Special Member without any delay in order that at all times such Borrower or SPE Entity shall have at least one member.

Stabilized Property. A completed project on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) for eighteen (18) months, or which has a capitalized value determined in accordance with GAAP that exceeds its book value determined in accordance with GAAP, shall constitute a Stabilized Property. Additionally, Borrowers may elect to designate a project as a Stabilized Property as provided for in the definition of Development Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement, entered into at the request of Agent, among the Agent, a Borrower and a tenant or licensee under a Lease pursuant to which such tenant or licensee agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant or licensee, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Survey. An instrument survey of each parcel of Mortgaged Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification. With respect to each parcel of Mortgaged Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent or the Title Insurance Company may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Title Insurance Company. First American Title Insurance Company and/or any other title insurance company or companies approved by the Agent and the Borrowers’ Representative.

Titled Agents. Each of the Arrangers, and any syndication agent or documentation agent.

Title Policy. With respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that a Borrower holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Real Estate is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) a “first loss” endorsement, and (viii) a utility facilities endorsement.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Eighty Million and No/100 Dollars ($80,000,000). The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the date of this Agreement, the Total Revolving Credit Commitment is Eighty Million and No/100 Dollars ($80,000,000). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Transfer. Any sale, conveyance, assignment, alienation, mortgage, hypothecation, encumbrance, grant or a lien over or a security interest in, pledge or other transfer.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest rate is not fixed or capped (or hedged to a fixed or capped rate) for the entire term of such Indebtedness to maturity.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Debt. Indebtedness of Parent Company and its Subsidiaries outstanding at any time which is not Secured Debt.

Wholly Owned Subsidiary. As to a Person, any Subsidiary of Parent Company that is directly or indirectly owned 100% by such Person.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Georgia, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers, Guarantors or Agent, the Borrowers, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrowers and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrowers, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease under GAAP as in effect on the Closing Date.

§2.	THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrowers, and the Borrowers may borrow (but may not repay and reborrow amounts repaid other than amounts repaid pursuant to §3.2) from time to time between the Closing Date and the Maturity Date upon notice by the Borrowers to the Agent given in accordance with §2.7, such sums as are requested by the Borrowers for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans); provided, that, in all events the maximum Outstanding principal balance of the Revolving Credit Loans shall not exceed the Borrowing Base Availability; and provided, further that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Revolving Credit Commitment or cause a violation of the covenants set forth in §9.1, §9.2 or §9.3. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that all of the conditions required of Borrowers set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrowers in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment. The Borrowers irrevocably authorize Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2 [Intentionally Omitted].

§2.3 Facility Unused Fee. The Borrowers agree to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender) during such quarter to (b) the Total Revolving Credit Commitment (other than Revolving Credit Commitments made by a Defaulting Lender), and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.35%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

§2.4 Termination of the Revolving Credit Commitments. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to terminate in full the Total Revolving Commitment. Upon the effective date of any such termination, the Borrowers shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of all of the Revolving Credit Loans outstanding on such date, together with all accrued and unpaid interest, additional amounts payable pursuant to §4.8, and any facility fee payable pursuant to §2.3. Partial reductions of the Revolving Credit Commitments shall not be permitted hereunder.

§2.5 [Intentionally Omitted].

§2.6 Interest on Loans.

(a) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c) The Borrowers promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrowers’ Representative shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit G hereto (or telephonic notice confirmed in writing in the form of Exhibit G hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Atlanta time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or chief accounting officer of Parent Company that the Borrowers and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making and use of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrowers from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Atlanta time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders at the account specified by the Borrowers’ Representative in the Loan Request. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date of any Revolving Credit Loans the amount of its Commitment Percentage of the requested Loans shall not relieve any other

Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrowers the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrowers, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrowers, and the Borrowers shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely (a) to pay closing costs in connection with this Agreement, (b) to finance the retrofit of a former semiconductor fabrication facility into a Data Center Property consisting of four buildings totaling 1.3 million square feet located on the Richmond Property, and (c) repay Loans outstanding under (and as defined in) the Corporate Credit Agreement.

§2.10 [Intentionally Omitted].

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrowers shall have the option at any time and from time to time before the date that is one (1) year prior to the Maturity Date to request an increase in the Total Revolving Credit Commitment in increments of $5,000,000 by an aggregate amount of increases to the Total Revolving Credit Commitment of up to $45,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Credit Commitments, would result in a maximum Total Commitment of $125,000,000), written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”). The execution and delivery of the Increase Notice by Borrowers shall constitute a representation and warranty by the Borrowers that all the conditions set forth in this §2.11 shall have been satisfied on the date of such Increase Notice. The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, (2) as a new revolving tranche having the same terms as the then existing Revolving Credit Commitments, or (3) any combination thereof in a manner satisfactory to the Agent, and the existing or additional Revolving Credit Lenders providing such additional Revolving Credit Commitments.

(b) Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Borrowers of the amount of facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment, in connection with such increase in the Total Revolving Credit Commitment. If the Borrowers agree to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders (the “Additional Commitment Request Notice”) informing them of the Borrowers’ request to increase the Total Revolving Credit Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis as the Agent and the Arrangers shall determine after consultation with Borrowers’ Representative. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrowers, then the Agent, Arrangers or Borrowers may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arrangers and Borrowers’ Representative) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Revolving Credit Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment.

(c) On any Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Increase Date) of the outstanding principal amount of all Revolving Credit Loans. On any Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages. Borrowers further agree to pay the Breakage Costs, if any, resulting from any Commitment Increase.

(d) Upon the effective date of each increase in the Total Revolving Credit Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 and the Borrowers shall execute and deliver to the Agent new Revolving Credit Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this §2.11(d), if required by the Agent, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrowers.

(e) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment:

(i) Payment of Activation Fee. The Borrowers shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to Regions Capital Markets, in its capacity as an Arranger, such facility fees as the Revolving Credit Lenders who are providing an additional Commitment may require to increase the aggregate Revolving Credit Commitment which fees shall, when paid, be fully earned and non-refundable under any circumstances. Regions Capital Markets, in its capacity as an Arranger, shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrowers and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrowers or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Total Revolving Credit Commitment is increased, both immediately before and after the Total Revolving Credit Commitment is increased, except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date; and

(iv) Additional Documents and Expenses. The Borrowers and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and the Borrowers and the Guarantors shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase; and

(v) Other. The Borrowers and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 [Intentionally Omitted].

§2.13 Termination of Agreement. This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following proviso and as set forth in Section 15 and Section 16) and Hedge Obligations have been paid and satisfied in full.

§2.14 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or applicable law, except as otherwise provided under §27, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.14(d). Notwithstanding anything else provided herein or otherwise, no limitation on such Defaulting Lender’s right to participate in the administration of the Loans shall mean or be deemed to limit or otherwise impair, such Defaulting Lender’s right to attend, but not participate or vote (except as otherwise provided under §27), in any bank meeting or to request or receive any information in connection with or as provided under any of the Loan Documents.

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment at par. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrowers no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrowers (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand (but shall have no obligation to so demand) that such Defaulting Lender assign its Commitment to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below and upon any such demand such Defaulting Lender shall comply with such demand and shall consummate such assignment (subject to and in accordance with the provisions of §18.1). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.14(d).

(c) [Intentionally Omitted].

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans; fourth, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis until such time as all Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitment Percentages prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this §2.14(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) [Intentionally Omitted].

(f) (i) Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive, and the Borrowers shall not be required to pay, any facility unused fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii) [Intentionally Omitted].

(iii) [Intentionally Omitted].

(g) If the Borrowers (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§2.15 Extension of the Maturity Date. The Borrowers shall have the right, exercisable one time, to extend the Maturity Date by one year. To exercise such right the Borrowers’ Representative shall execute and deliver a written request (the “Extension Request”) to the Agent at least forty-five (45) days but not more than ninety (90) days prior to the Maturity Date. The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Maturity Date shall be extended for one year effective upon receipt by the Agent of the

Extension Request and payment of the fee referred to in the following clause (z): (w) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist, and (B) the representations and warranties made or deemed made by each of the Borrowers and the Guarantors in any Loan Document to which such Person is a party shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the effective date of such extension, except to the extent such representation and warranty is as of a specific date in which case such representation and warranty shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date and except to the extent of changes resulting from transactions permitted by the Loan Documents, (x) Agent’s receipt of evidence reasonably satisfactory to it that each Title Policy continues to be effective upon the extension of the Maturity Date, including receipt of any endorsement to each Title Policy required for the continued effectiveness of such Title Policy, (y) Agent shall have obtained an Appraisal of each Mortgaged Property, which Appraisals shall have been issued no more than six (6) months prior to the Maturity Date and reviewed and approved by the appraisal department of the Agent and (z) the Borrowers shall have paid to the Agent for the account of each Lender an extension fee in an amount equal to one quarter of one percent (0.25%) of such Lender’s Commitment (whether or not utilized) and to the Agent all reasonable out-of-pocket costs of the Appraisals. At any time prior to the effectiveness of any such extension, upon the Agent’s request, the Borrowers’ Representative shall deliver to the Agent a certificate from the chief financial officer or accounting officer of the Borrowers’ Representative certifying the matters referred to in the immediately preceding clauses (w)(A) and (w)(B).

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrowers promise to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans exceeds (a) the Total Revolving Credit Commitment or (b) the Borrowing Base Availability (giving effect to the amount of all Outstanding Revolving Credit Loans), then the Borrowers shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8. In the event there shall have occurred a casualty with respect to any Mortgaged Property and the Borrowers are required to repay the Loans pursuant to §7.7 or a Taking and the Borrowers are required to repay the Loans pursuant to §7.7, the Borrowers shall prepay the Loans concurrently with the date of receipt by such Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7.

§3.3 Optional Prepayments.

(a) The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Revolving Credit Loans in whole, but not in part, at any time without penalty or premium so long as all Revolving Credit Commitments are terminated in full concurrently with such prepayment; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) [Intentionally Omitted].

(c) The Borrowers shall give the Agent, no later than 10:00 a.m. (Atlanta time) at least three (3) days’ prior written notice of any prepayment pursuant to this §3.3 of LIBOR Rate Loans unless a shorter notice period is agreed to in writing by the Agent, and one Business Days’ prior written notice of any prepayment pursuant to this §3.3 of Base Rate Loans, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4 Application of Prepayments. Each prepayment of the Loans under §3.3 shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5 [Intentionally Omitted].

§3.6 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 prior to the Maturity Date may be reborrowed as provided in §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrowers may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers’ Representative shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers’ Representative shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of

$100,000.00 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrowers do not notify the Agent of their election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. The Borrowers and the Guarantors agree to pay to Regions and Agent for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of December 19, 2012 among QIPR, Regions, Bank of America, N.A., Regions Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agreement Regarding Fees”). Borrowers hereby assume all obligations of QIPR under the Agreement Regarding Fees. All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Agent Fee. The Borrowers shall pay to the Agent, for the Agent’s own account, a non-refundable Agent’s administrative fee pursuant to that certain agency fee letter dated as of December 19, 2012, between QIPR, Regions, and Regions Capital Markets. The Agent’s fee shall be payable upon the Closing Date and on each annual anniversary date thereof until the termination of the Commitment and the indefeasible repayment in full and satisfaction of the Obligations and Hedge Obligations.

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Atlanta time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrowers with Regions, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than (i) income or franchise taxes imposed on any Lender and (ii) U.S. federal taxes imposed by reason of a Lender’s failure to comply with the requirements of FATCA to establish that such payment is exempt from withholding tax thereunder), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under any other Loan Document.

(c) Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrowers of their obligations under §4.4(b). In the event that the Borrowers shall have delivered the certificates or vouchers described above for any payments made by the Borrowers and such Lender receives a refund of any taxes paid by the Borrowers pursuant to §4.4(b), such Lender will pay to the Borrowers the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrowers shall promptly repay to such Lender the amount of such refund. Without limitation of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Sections 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or, as necessary, to determine the amount to deduct and withhold from such payment.

(d) The obligations of the Borrowers to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or any right which the Borrowers or any of their Subsidiaries or Affiliates may have at any time against any Lender (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 day year in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders absent manifest error) to the Borrowers and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrowers and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrowers hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrowers will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrowers understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrowers have accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrowers further agree to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any Governmental Authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrowers hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions, cost, expense or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending, continuing, converting or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent. Each of Borrowers’ obligations under this §4.9 shall survive the resignation or replacement of the Agent or any assignment of rights, by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations and the Hedge Obligations. Notwithstanding the foregoing, Borrowers shall not be required to compensate any Lender pursuant to this §4.9 for any increased costs or reductions incurred more than 180 days prior to the date of such Lender’s demand.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (including, without limitation, or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, rule, regulation or guidelines or the interpretation thereof for the purposes of this Section regardless of the date enacted, adopted or issued.

§4.10 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity (including, without limitation, on account of Basel III) requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity position and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers thereof. The Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. Each of Borrowers’ obligations under this §4.10 shall survive the resignation or replacement of the Agent or any assignment of rights, by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations and Hedge Obligations. Notwithstanding the foregoing, Borrowers shall not be required to compensate any Lender pursuant to this §4.10 for any such amounts incurred more than 180 days prior to the date of such Lender’s demand. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, rule, regulation or guidelines or the interpretation thereof for the purposes of this Section regardless of the date enacted, adopted or issued.

§4.11 Breakage Costs. Borrowers shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all principal of the Loans and, to the extent permitted by applicable law, overdue installments of interest, shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Applicable Margin (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if such amount shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrowers, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrowers. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrowers, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of Borrowers, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrowers under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrowers agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrowers has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrowers shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent after consultation with the Borrowers’ Representative so long as no Default or Event of Default exists thereunder). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment and in connection therewith be paid a fee in an amount to which the Agent and Borrowers agree. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender or Non-Funding Lender, as applicable, including principal, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY; GUARANTY.

§5.1 Collateral. Subject to §8.2(vi), the Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders or the Lender Hedge Providers on the Collateral, pursuant to the terms of the Security Documents. The Obligations and the Hedge Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty.

§5.2 Appraisals; Appraised Value.

(a) Upon Borrowers’ request, which request may not be made more often than one (1) time in any period of 365 days, Agent shall obtain current Appraisals of each of the Mortgaged Properties. Additionally, at Agent’s option to be exercised not more frequently than annually, the Agent may on behalf of the Lenders obtain current Appraisals of each of the Mortgaged Properties. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Mortgaged Properties, and the Borrowers shall pay to Agent within ten (10) days of demand all reasonable out-of-pocket costs of such Appraisals.

(b) Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Mortgaged Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change with respect to any such property including, without limitation, a material change in the market in which any such property is located which may affect the value of such property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrowers and payable to Agent within ten (10) days of demand; provided the Borrowers shall not be obligated to pay for an Appraisal of a property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months.

(c) The Borrowers acknowledge that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrowers further agree that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrowers’ idea of the value of such property.

§5.3 Addition of Mortgaged Properties.

(a) After the Closing Date, Borrowers shall have the right, subject to the consent of the Agent and the Required Lenders (which consent may be withheld in their sole and absolute discretion) and the satisfaction by Borrowers of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. In the event Borrowers desire to add additional Potential Collateral as aforesaid, Borrowers’ Representative shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Thereafter, the Agent shall have ten (10) days from the date of the receipt of such documentation and other information to advise Borrowers’ Representative whether the Required Lenders consent to the acceptance of such Potential Collateral as a Mortgaged Property and the approval of such Potential Collateral as Eligible Real Estate. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:

(i) such Potential Collateral shall be Eligible Real Estate;

(ii) the owner of any Potential Collateral (and any indirect owner of such Additional Subsidiary Borrower) shall have executed a Borrower Joinder Agreement and satisfied the conditions of §5.5;

(iii) any Subsidiary of Parent Company providing services to any Potential Collateral similar to those provided by QTS Richmond TRS at the Richmond Property or receiving consideration from a tenant or licensee of such Potential Collateral shall have executed a Guarantor Joinder Agreement and satisfied the conditions of §5.5

(iv) Guarantors and such Additional Subsidiary Borrower shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents (which may include an assignment of interests with respect to any direct or indirect interests in the owner of such Potential Collateral), all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(v) after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Mortgaged Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and, if approved by Agent in connection with the inclusion of such Potential Collateral, the schedules to this Agreement may be updated by Borrower), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrowers and the Guarantors to such effect; and

(vi) the Agent shall have consented to, and Agent shall have received the prior written consent (or deemed consent) of each of the Required Lenders to, the inclusion of such Real Estate as a Mortgaged Property.

(b) Borrowers may, at their option, obtain preliminary approval of the Required Lenders of Potential Collateral by delivering to the Agent and each of the Lenders the following with respect to such Potential Collateral:

(i) a physical description of the Real Estate;

(ii) current rent rolls, historic operating statements and operating and capital budgets (if available), and projected operating and near-term capital expenditure budgets for such Real Estate reasonably satisfactory to the Required Lenders;

(iii) a current environmental report, a current engineering report and similar information reasonably satisfactory to the Required Lenders; and

(iv) a certification to the knowledge of Parent Company that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate as Collateral) each of the other conditions to the acceptance of Real Estate as Collateral. The Required Lenders shall have ten (10) days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Potential Collateral. Agent shall notify Borrowers’ Representative if and when the Required Lenders have granted such preliminary approval. In the event that the Required Lenders grant such preliminary approval, Borrowers and Guarantors shall satisfy the remaining requirements to the acceptance of such Collateral as provided in §5.3(a). Such Real Estate shall not be included in the calculation of the Borrowing Base Availability until the requirements of §5.3(a) are satisfied.

§5.4 Release of Mortgaged Property.

Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release a Mortgaged Property (other than the Richmond Property) from the lien or security title of the Security Documents encumbering the same in connection with a sale, other disposition or refinance upon the request of Borrowers’ Representative subject to and upon the following terms and conditions:

(a) Borrowers’ Representative shall deliver to the Agent and all of the Lenders a written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b) Parent Company shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Parent Company most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Parent Company to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d) Borrowers shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(e) Borrowers shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenants set forth in §9 shall occur.

Notwithstanding anything to the contrary contained in this §5.4, Borrowers shall obtain the prior written consent of the Required Lenders prior to the release of any Mortgaged Property other than in connection with the sale, other disposition or refinancing of such Mortgaged Property so long as Borrowers are not in Default or in connection with refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans.

§5.5 Additional Subsidiary Borrowers and Guarantors. In the event that Borrowers’ Representative shall request that certain Real Estate of a Subsidiary of Parent Company be included as a Mortgaged Property as contemplated by §5.3 and such Real Estate is approved for inclusion as a Mortgaged Property in accordance with the terms hereof, Parent Company shall (i) cause each such Subsidiary to execute and deliver to Agent a Borrower Joinder Agreement, and such Subsidiary shall become an “Additional Subsidiary Borrower” hereunder, and (ii) cause each Subsidiary (and any entity having an interest in such Subsidiary of QTLP unless not required by the Agent) that provides services to the Mortgaged Property similar to those provided by QTS Richmond TRS at the Richmond Property or which receives consideration from a tenant or licensee of such Mortgaged Property to execute and deliver to Agent a Guarantor Joinder Agreement, and such Subsidiary (and any such entity) shall become an “Additional Subsidiary Guarantor” hereunder. Each such Additional Subsidiary Borrower shall be specifically authorized, in accordance with its respective organizational documents, to be a Borrower hereunder and to execute the Contribution Agreement and such Security Documents as Agent may require. Each such Additional Subsidiary Guarantor shall be specifically authorized, in accordance with its respective organizational documents, to guarantee the Obligations and the Hedge Obligations and become a party to the Contribution Agreement and such Security Documents as Agent may require. Parent Company shall further cause all representations, covenants and agreements in the Loan Documents with respect to Borrowers and Guarantors to be true and correct with respect to each such Additional Subsidiary Borrower and Additional Subsidiary Guarantor, and the schedules to this Agreement shall be updated to reflect the addition of such Subsidiary as a Borrower or a Guarantor, as applicable. Without limiting the foregoing, each such Subsidiary shall be in compliance with the representations contained in §6.30, which may not be waived without the written consent of each Lender, and the covenants set forth in §7.21. In connection with the delivery of any Borrower Joinder Agreement or Guarantor Joinder Agreement, Borrowers’ Representative shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6 Release of Certain Borrowers and Guarantors.

(a) In the event that all Mortgaged Properties owned by a Borrower shall have been released as Collateral for the Obligations and the Hedge Obligations in accordance with the terms of this Agreement, then such Borrower shall be released by Agent from liability under this Agreement except in the case when there is only a single Borrower remaining as a party to this Agreement. The provisions of this §5.6(a) shall not apply to any Borrower which still owns a Mortgaged Property or any direct or indirect interest in a Mortgaged Property

(b) In the event that all Mortgaged Properties serviced by a Subsidiary of Parent Company that is a Guarantor shall have been released as Collateral for the Obligations and the Hedge Obligations in accordance with the terms of this Agreement, then such Guarantor shall be released by Agent from liability under the Guaranty. The provisions of this §5.6(b) shall not apply to any Subsidiary of Parent Company which still services a Mortgaged Property or any direct or indirect interest in a Mortgaged Property.

§5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans to Borrowers, then the Agent shall be entitled to release the Collateral from the lien and security interest of the Security Documents and to release the Borrowers other than with respect to any indemnification or reimbursement obligations that expressly survive payment of the Obligations and termination of this Agreement or any of the other Loan Documents, provided that Agent either (i) has not received a notice from the “Representative” (as defined in §14.18) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof, or (ii) has received notice from the holder of the Hedge Obligations that collateral or other credit support has been provided to such holder in form and substance satisfactory to such holder.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrowers and the Guarantors, jointly and severally, represent and warrant to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. QTLP is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Each of QIPR and QTS Richmond TRS is a Delaware limited liability company duly organized pursuant to its certificate of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. QIPR, QTS Richmond TRS, the Additional Subsidiary Borrowers, if any, and Additional Subsidiary Guarantors, if any, (i) have all requisite power to own their respective property and conduct their respective business as now conducted and as presently contemplated, and (ii) are in good standing and are duly authorized to do business in the jurisdictions where the Mortgaged Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect. Following the occurrence of the IPO Event, REIT is a corporation or real estate investment trust duly organized pursuant to articles of incorporation or declaration of trust filed in its jurisdiction of organization, and is validly existing and in good standing under the laws of its jurisdiction of organization. Following the occurrence of the IPO

Event, REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder.

(b) Subsidiaries. Each of the Subsidiaries of the Parent Company that is not a Borrower or Guarantor (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Guarantors or any of the Borrowers is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other instrument binding upon, any such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent, except as stated on Schedule 1.4, of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrowers or the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, Parent Company and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Parent Company as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course or otherwise permitted hereunder since that date) subject to no Liens except Permitted Liens.

§6.4 Financial Statements. Parent Company has furnished to Agent: (a) the audited Consolidated balance sheet of Parent Company and its Subsidiaries as of the Balance Sheet Date and the related audited consolidated statement of income and cash flow for the fiscal year then ended certified by the chief financial or accounting officer of Parent Company, (b) the unaudited Consolidated balance sheet of Parent Company and its Subsidiaries, as at the end of the fiscal quarter ended September 30, 2012, and the related unaudited consolidated statements of income and cash flows for the portion of Parent Company’s fiscal year then elapsed, certified by the chief financial or accounting officer of Parent Company (c) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Mortgaged Properties for the period ending September 30, 2012 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of Parent Company as fairly presenting, in all material respects, the Net Operating Income for such parcels for such periods, and (d) certain other financial information relating to the Guarantors, Borrowers and the Real Estate (including, without limitation, the Mortgaged Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles, except as disclosed therein and approved by Agent in its reasonable discretion and fairly present, in all material respects, the consolidated financial condition of Parent Company and its Subsidiaries as of such dates and the consolidated results of the operations of Parent Company and its Subsidiaries for such periods. As of the Closing Date, there is no Indebtedness of Parent Company or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the date of the most recent fiscal year end audited financial statements delivered to Agent and the Lenders prior to the Closing Date or pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of Parent Company and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Parent Company as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Mortgaged Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of such Mortgaged Property.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrowers, Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as stated on Schedule 6.6 or otherwise permitted by Section 7.15, none of the Mortgaged Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo.

§6.7 Litigation. Except as stated on Schedule 6.7, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrowers or the Guarantors threatened against any Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as stated on Schedule 6.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting any Borrower, any Guarantor or any of their respective Subsidiaries or any Mortgaged Property individually or in the aggregate in excess of $10,000,000.00.

§6.8 No Material Adverse Contracts, Etc. None of the Borrowers, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrowers, Guarantors or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrowers, the Guarantors nor any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrowers, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. There are no audits pending or to the knowledge of Borrowers or the Guarantors threatened with respect to any tax returns filed by Borrowers, Guarantors or their respective Subsidiaries. The taxpayer identification number for QTLP is 27-0707288, for QIPR is 27-1864276 and for QTS Richmond TRS is 76-0838056. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Mortgaged Properties which are payable by any Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Each Mortgaged Property is separately assessed for purposes of real estate tax assessment and payment. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property (other than the Mortgaged Property) of the Borrowers, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrowers, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (excluding any financing statements that may be filed against any Borrower, Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage, other document or other Lien filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of any Borrower, any Guarantor or their respective Subsidiaries or rights thereunder.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrowers, Guarantors or any of their Subsidiaries or Affiliates or, as of the Closing Date, to the knowledge of Borrowers and Guarantors, any material setoff, claims, withholdings or other defenses by any other Person other than Permitted Liens described in §8.2(i), (ii), (v) and (vi).

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrowers, the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, except as permitted by §8.13.

§6.16 Employee Benefit Plans. Each Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, except for those insignificant operational failures that could be corrected through voluntary self-correction programs currently offered by the IRS and United States Department of Labor. None of the Borrowers, the Guarantors or any ERISA Affiliates has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or

Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Mortgaged Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrowers, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries was, at the time so furnished, true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrowers’ and Guarantors’ counsel (although the Borrowers and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrowers and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable). The written information, reports and other papers and data with respect to the Borrowers, the Guarantors, any Subsidiary or the Mortgaged Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrowers’ and Guarantors’ counsel (although the Borrowers and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrowers and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Trade Name; Place of Business. Except as set forth on Schedule 6.18, no Borrower or Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrowers and Guarantors is 12851 Foster Street, Suite 205, Overland Park, Kansas 66213.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12

C.F.R. Parts 220, 221 and 224. None of the Borrowers or Guarantors is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. The Borrowers and Guarantors have taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof except as otherwise agreed to in writing by Agent, or in the case of Mortgaged Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, makes the following representations and warranties except as set forth on Schedules 6.20(c) or (d):

(a) None of the Borrowers, the Guarantors, their respective Subsidiaries nor to the knowledge of Borrowers and Guarantors any operator of the Real Estate, nor any tenant or licensee or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Mortgaged Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Mortgaged Property and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to any Borrower or any Guarantor individually or in the aggregate with other Mortgaged Properties in excess of $6,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such Mortgaged Property (a “Material Environmental Matter”).

(b) None of the Borrowers, the Guarantors or any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (A) involves Real Estate other than the Mortgaged Properties and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves a Mortgaged Property and is not and could not reasonably be expected to be a Material Environmental Matter.

(c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable

Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in material compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrowers, the Guarantors, their respective Subsidiaries or, to the knowledge of the Borrowers and Guarantors, the tenants, licensees and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in material compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by Borrowers, Guarantors and their respective Subsidiaries in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Mortgaged Properties, which Release is or could reasonably be expected, to be a Material Environmental Matter, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws, except with respect to the foregoing in this §6.20(c): (A) as to any Real Estate (other than the Mortgaged Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect and (B) as to any Mortgaged Property where the foregoing is not or could not reasonably be expected to be a Material Environmental Matter.

(d) Except as set forth on Schedule 6.20(d), none of the Borrowers, the Guarantors, their respective Subsidiaries or the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to Borrowers’ and Guarantors’ actual knowledge, affecting the Real Estate except where such existence: (A) as to any Real Estate other than a Mortgaged Property has not had or could not reasonably be expected to have a Material Adverse Effect and (B) as to any Mortgaged Property is not or could not reasonably be expected to be a Material Environmental Matter.

(f) None of the Borrowers or Guarantors have received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which: (A) as to any Real Estate other than a Mortgaged Property has had or could reasonably be expected to have a Material Adverse Effect and (B) as to any Mortgaged Property is or could reasonably be expected to be a Material Environmental Matter, nor is there any knowledge of any basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of Parent Company, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of Parent Company and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Parent Company’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules. Each Borrower is a Wholly Owned Subsidiary of QTLP.

§6.22 Leases. The Leases and any amendments thereto provided by Borrowers to Agent with respect to each Mortgaged Property are true, correct and complete copies as of the date of inclusion of such Mortgaged Property in the Collateral. An accurate and complete Rent Roll as of the date of inclusion of each Mortgaged Property in the Collateral with respect to all Leases of any portion of the Mortgaged Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgaged Property and in the Building relating thereto. As of the date of delivery of such Rent Roll upon inclusion of a Mortgaged Property in the Collateral, no tenant or licensee under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Mortgaged Property in the Collateral, (a) in full force and effect in accordance with their respective terms, (b) without any payment default or to the knowledge of Borrowers and Guarantors any other material default thereunder, and to the knowledge of Borrowers and Guarantors there are no defenses, counterclaims, offsets, concessions or rebates available to any tenant or licensee thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the knowledge of the Borrowers and Guarantors there is no basis for any such claim or notice of material default by tenant or licensee. No property other than the Mortgaged Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease. Each Borrower is the holder of the lessor’s, landlord’s or licensor’s interest in and to all of the Leases of the Mortgaged Property owned by it. Each Borrower has granted to Agent for the benefit of the Lenders a first priority lien and security interest in and to all of the Leases of the Mortgaged Property owned by it pursuant to the terms of the Security Documents, except as set forth on Schedule 1.4 attached hereto.

§6.23 Property. All of the Mortgaged Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or licensee and which may not be in final working order pending final build-out of such space. All of the other Real Estate of the Borrowers, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or licensee and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Mortgaged Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Property are installed to the property lines of the Mortgaged Property through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law. The streets abutting the Mortgaged Property are dedicated and accepted public roads, to which the Mortgaged Property has direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Property has direct access approved by the Agent and with respect to which the applicable Mortgage creates a valid and enforceable first lien. All private ways providing access to the Mortgaged Property are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles. There are no pending, or to the knowledge of Borrowers and Guarantors threatened or contemplated, eminent domain proceedings against any of the Mortgaged Properties. There are no pending eminent domain proceedings against any other property of the Borrowers, Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrowers and Guarantors, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any Material Adverse Effect. As of the date of the inclusion of the Mortgaged Property as Collateral, none of such Mortgaged Property is damaged as a result of any fire, explosion, accident, flood or other casualty except as disclosed in writing to Agent. None of the other property of the Borrowers, Guarantors or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect. None of the Borrowers, Guarantors or their respective Subsidiaries has received any outstanding written notice from any insurer or its agent requiring performance of any work with respect to any of the Mortgaged Properties or canceling or threatening to cancel any policy of insurance, and each of the Mortgaged Properties complies with the material requirements of all of the Borrowers’ and Guarantors’ insurance carriers. Except as listed on Schedule 6.23, the Borrowers have no Management Agreements for any of the Mortgaged Properties as of the date of inclusion of such Mortgaged Property in the Collateral. To the knowledge of the Borrowers and Guarantors, there are no material claims in respect of any Mortgaged Property or its operation by any party to any service agreement or Management Agreement. Except as set forth in Schedule 6.23, as of the date of inclusion of such Mortgaged Property in the Collateral, there are no Material Agreements pertaining to any Mortgaged Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the Title Policies and except as set forth on Schedule 6.23, as of the date of inclusion of such Mortgaged Property in the Collateral, the applicable Borrower (and not QTLP or any other

Subsidiary of QTLP) is a party to each such Material Agreement; and no person or entity has any right or option to acquire any Mortgaged Property or any Building thereon or any portion thereof or interest therein.

§6.24 Brokers. None of the Borrowers, the Guarantors or any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. None of the Borrowers, the Guarantors or any of their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party where such default would result in a Default or Event of Default hereunder. None of the Borrowers, the Guarantors or any of their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any such Person. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrowers, the Guarantors or any of their respective Subsidiaries or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person in an amount greater than $1,000,000.00, and the Borrowers and Guarantors have provided the Agent if requested with true, correct and complete copies thereof.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, none of the Borrowers or the Guarantors is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Borrower and each Guarantor is able to pay its debts as they become due, and each Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. None of the Borrowers or the Guarantors is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and none of the Borrowers or the Guarantors have knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrowers; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each of the Borrowers and the Guarantors. The direct and indirect benefits to inure to the Borrowers and Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrowers, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents. Borrowers and Guarantors further acknowledge and agree that Borrowers and Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30 OFAC. None of the Borrowers, the Guarantors or their respective Subsidiaries is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrowers hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31 [Intentionally Omitted].

§6.32 Power and Service Revenues. All power revenues and revenues from managed services at the Mortgaged Properties are coterminous with their respective Leases and license agreements.

§6.33 [Intentionally Omitted].

§6.34 Service Guarantees. As of the date of inclusion of Real Estate as a Mortgaged Property, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrowers to any tenant or licensee has already been received by such tenant or licensee and all security deposits are being held in accordance with legal requirements.

§7.	AFFIRMATIVE COVENANTS.

The Borrowers and the Guarantors, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrowers and the Guarantors will maintain their respective chief executive office at 12851 Foster Street, Suite 205, Overland Park, Kansas 66213, or at such other place in the United States of America as the Borrowers or Guarantors shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrowers or Guarantors in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrowers and the Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of their respective properties and the properties of their respective Subsidiaries, contingencies and other reserves. None of the Borrowers, the Guarantors or any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 except to the extent required by GAAP, or (y) change its fiscal year. Agent and the Lenders acknowledge that Parent Company’s fiscal year as of the date hereof is a calendar year.

§7.4 Financial Statements, Certificates and Information. Borrowers and Guarantors will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year, the audited Consolidated balance sheet of Parent Company and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of Parent Company that the information contained in such financial statements fairly presents in all material respects the financial position of Parent Company and its Subsidiaries as of and for the periods presented, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of Parent Company and its Subsidiaries;

(b) as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of each fiscal year, copies of the unaudited consolidated balance sheet of Parent Company and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of Parent Company’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of Parent Company that the information contained in such financial statements fairly presents in all material respects the financial position of Parent Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of Parent Company in the form of Exhibit J hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since September 30, 2011.

Parent Company shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit I attached hereto pursuant to which Parent Company shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding fiscal quarter. The Compliance Certificate shall with respect to any completed sale, encumbrance, refinance or transfer be adjusted in the best good faith estimate of Borrowers to give effect to such sale, encumbrance, refinance or transfer. For example, all income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Funds from Operations and Net Operating Income for such fiscal quarter for each of the Mortgaged Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of Parent Company that the information contained in such statement fairly presents in all material respects the Funds from Operations and Net Operating Income of the Mortgaged Properties for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities which would be included in Indebtedness of the Borrowers, the Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) during the period from the Closing Date to and including June 30, 2013, as soon as available, but not later than, 30 days after the end of each month, and after June 30, 2013, simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above (i) a Rent Roll for each of the Mortgaged Properties in form satisfactory to Agent as of, (x) for the the period from the Closing Date to and including June 30, 2013, the end of such month, and (y) after June 30, the end of each fiscal quarter (including the fourth fiscal quarter in each fiscal year), together with, in the cases of the immediately preceding clauses (x) and (y) of this clause (i), a listing of each tenant or licensee that has taken occupancy of such Mortgaged Property during such periods, (ii) an operating statement for each of the Mortgaged Properties for (x) during the period from the Closing Date to and including June 30, 2013, such month and year to date, and (y) after June 30, 2013, each such fiscal quarter and year to date and, in the case of the immediately preceding clauses (x) and (y) of this clause (ii), a consolidated operating statement for the Mortgaged Properties for such periods (such statements and reports to be in form reasonably satisfactory to Agent), and (iii) if not previously delivered to the Agent, a copy of each Lease or amendment to any Lease entered into with respect to a Mortgaged Property (x) for the the period from the Closing Date to and including June 30, 2013, during such month, and (y) after June 30, during such fiscal quarter (including the fourth fiscal quarter in each fiscal year);

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by the Borrowers, Guarantors and their Subsidiaries (or in which the Borrowers, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrowers, the Guarantors and their

Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrowers, the Guarantors and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Parent Company;

(h) upon written request of the Agent, copies of all annual federal income tax returns and amendments thereto of the Borrowers and Guarantors;

(i) [Intentionally Omitted];

(j) evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Mortgaged Properties;

(k) (i) not later than January 31 of each year, a budget and business plan for Parent Company and its Subsidiaries for the next calendar year and (ii) beginning with the financial statements delivered for the first quarter of 2013 and simultaneous with the delivery of the financial statements referred to in (a) and (b) above, a discussion and analysis by Parent Company’s management of the Parent Company’s strategy and progress against budget and business plan of Parent Company and its Subsidiaries; and

(l) from time to time such other financial data and information in the possession of the Borrowers, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrowers or Guarantors and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrowers and the Guarantors) as the Agent (or any Lender requesting through the Agent) may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrowers and the Guarantors shall deliver paper copies of the requested documents to Agent and the Lenders. Borrowers and the Guarantors authorize Agent and Arrangers to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrowers and the Guarantors release Agent, Arrangers and the Lenders from any liability in connection therewith.

§7.5 Notices.

(a) Defaults. The Borrowers will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrowers shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrowers will give notice to the Agent within five (5) Business Days of becoming aware of (i) any suspected or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law that could result in liability, clean up, remediation, correction or other costs in excess of $1,000,000.00; (ii) any violation of any Environmental Law that any Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Mortgaged Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect, or (C) or the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Mortgaged Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d) Notice of Litigation and Judgments. The Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Borrower, any Guarantor or any of their respective Subsidiaries or to which any Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to either cause a Default or could have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrowers will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(e) [Intentionally Omitted].

(f) ERISA. The Borrowers will give notice to the Agent within ten (10) Business Days after any Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

(h) Service Guarantees. The Borrowers will give notice to the Agent within two (2) Business Days after (i) any failure by any Borrower to provide electrical power or internet service to a tenant or licensee under any Lease of a Mortgaged Property, (ii) any claim by tenants or licensees of a Mortgaged Property that they are entitled, individually or in the aggregate, to free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent in excess of $200,000.00 per occurrence or in excess of $800,000.00 in any twelve (12) month period, or (iii) any failure to provide electrical power or internet service that gives rise to a termination right under any Lease of a Mortgaged Property.

§7.6 Existence; Maintenance of Properties.

(a) The Borrowers and the Guarantors will, and will cause each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, except when (i) the Borrowers or the Guarantors determine that such Subsidiaries are no longer necessary for the conduct of their business, (ii) such Subsidiaries are not a Borrower or Guarantor hereunder and (iii) no Material Adverse Effect results therefrom. The Borrowers and Guarantors will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business. QTLP shall continue to own directly or indirectly one hundred percent (100%) of the Borrowers, QTS Richmond TRS and the Additional Subsidiary Guarantors. From and after the time that REIT elects to be treated as a real estate investment trust under the Code (which date shall be no later than the end of the calendar year in which the IPO Event occurs), Borrowers shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and continue to receive REIT Status. From and after the IPO Event, Borrowers shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Agent.

(b) Each Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, in all cases in which the failure so to do would have a material adverse effect on the condition of any Mortgaged Property or would cause a Material Adverse Effect. Without limitation of the obligations of the Borrowers under this Agreement with respect to the maintenance of the

Mortgaged Properties, the Borrowers shall promptly and diligently comply in all material respects with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Mortgaged Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrowers with respect to a Mortgaged Property.

§7.7 Insurance; Condemnation.

(a) The Borrowers will, at their expense, procure and maintain for the benefit of the Borrowers and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, providing the following types of insurance covering each Mortgaged Property:

(i) “All Risks” property insurance (including broad form earthquake (if a Mortgaged Property is in a high earthquake hazard area as reasonably determined by Agent), coverage from loss or damage arising from acts of terrorism (with such coverage reasonably satisfactory to Agent), and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrowers in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrowers or such other amount as the Agent may reasonably approve, with deductibles not to exceed $25,000.00 (or $100,000.00 with respect to earthquake) for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may reasonably require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrowers without deduction for physical depreciation thereof;

(ii) During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) Flood insurance if at any time any Building is located in any federally designated “special flood hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Mortgaged Property for a twelve (12) month period;

(v) Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Mortgaged Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury, property damage and medical payments;

(vi) During the course of construction or repair of any improvements on the Mortgaged Property, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii) Employer’s liability insurance with respect to the Borrowers’ employees (or if the Borrowers have no employees, with respect to the employees of the managers under the Management Agreements);

(viii) Umbrella liability insurance with limits of not less than $25,000,000.00 on terms consistent with the commercial general liability insurance policy required under clause (v) above;

(ix) Workers’ compensation insurance for all employees of the Borrowers or their Subsidiaries engaged on or with respect to the Mortgaged Property with limits as required by applicable law (or if Borrowers have no employees, for all employees of the managers under the Management Agreements); and

(x) Upon thirty (30) days’ written notice, such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.

The Borrowers shall pay all premiums on insurance policies. The insurance policies with respect to all Mortgaged Property provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrowers shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrowers shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrowers shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent.

(b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrowers or anyone acting for the Borrowers (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of a Mortgaged Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to a Mortgaged Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrowers and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrowers and other Persons not included in the Mortgaged Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.

(d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Mortgaged Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e) No Borrower shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss, damage or condemnation (which term, when used in this Agreement, shall include any damage or taking by any Governmental Authority, quasi-Governmental Authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof) to a Mortgaged Property, the Borrowers shall give prompt written notice to the insurance carrier (other than with respect to a condemnation), and the Agent. Each Borrower hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies or any action or proceeding relating to any condemnation of a Mortgaged Property, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim, the applicable Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim or condemnation, except that the applicable Borrower may not settle, adjust or compromise any such claim or condemnation without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Borrower may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than two and one-half percent (2.5%) of the Appraised Value of the applicable Mortgaged Property so long as no Default or Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim. The Borrowers further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of a Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on a Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of a Mortgaged Property and to reimburse the Borrowers, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of a Mortgaged Property, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.

(g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrowers to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed fifteen percent (15%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrowers shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Mortgaged Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrowers shall have delivered to the Agent written agreements binding upon not less than eighty-five percent (85%) of the tenants or other parties having present or future rights to possession of any portion of the affected Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof (determined by reference to those tenants or licensees in the aggregate responsible for eighty-five percent (85%) of the rent or other monthly recurring charges under the Leases of the Mortgaged Property so damaged), agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion or expiration of any rental loss insurance coverage, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in material all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Borrower or the Agent, and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a five percent (5%) reduction in occupancy or income from the Mortgaged Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a ten percent (10%) reduction in occupancy or in income from all of the Mortgaged Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrowers, or if an Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Agent, all right, title and interest of the Borrowers in and to any condemnation proceeds, insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrowers or purchaser of the Mortgaged Property.

(h) The Borrowers will, at their expense, procure and maintain insurance covering the Borrowers and the Real Estate other than the Mortgaged Properties in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

(i) [Intentionally Omitted].

(j) If all or any part of a Mortgaged Property shall be damaged by fire or other casualty or loss, the applicable Borrower will promptly restore the Mortgaged Property to the equivalent of its original condition; and if a part of a Mortgaged Property shall be damaged through condemnation, such Borrower will promptly restore, repair or alter the remaining portions of the Mortgaged Property in a manner reasonably satisfactory to Agent. Notwithstanding the foregoing, no Borrower shall be obligated to so restore unless, in each instance, Agent agrees to make available to such Borrower (subject to the terms of this Agreement) any net insurance or condemnation proceeds actually received by Agent in connection with such casualty loss or condemnation, to the extent such proceeds are required to defray the expense of such restoration; provided, however, that the insufficiency of any such insurance or condemnation proceeds to defray the entire expense of restoration shall in no way relieve any Borrower of its obligation to restore the Mortgaged Property.

§7.8 Taxes. The Borrowers and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Mortgaged Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, provided that any such tax, assessment, charge or levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9 Inspection of Properties and Books. The Borrowers and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent, at the Borrowers’ expense, and the Lenders and upon reasonable prior notice, to visit and inspect any of the properties of the Borrowers, the Guarantors’ or any of their respective Subsidiaries (subject to the rights of tenants or licensees under their Leases), to examine the books of account of the Borrowers, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be required to pay for such visits and inspections by the Agent more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrowers, the Guarantors and their respective Subsidiaries.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrowers and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except: (A) with respect to Borrowers and Guarantors, where a failure to so comply with any of clauses (ii), (iii) and (iv) could not reasonably be expected to have a Material Adverse Effect, (B) with respect to Guarantors, where a failure to so comply with either clause (i) or (v) could not reasonably be expected to have a Material Adverse Effect, and (C) with respect to Borrowers, where a failure so to comply with either clause (i) or (v) would not result in material non-compliance with such laws, regulations, licenses or permits. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrowers, the Guarantors or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Borrowers and Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrowers or Guarantors shall determine that any investors in Borrowers or Guarantors are in violation of such act.

§7.11 Further Assurances. The Borrowers and the Guarantors will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Title Insurance.

The amount of title insurance coverage established by the Title Policies shall at all times be an amount equal to the greater of (a) the Total Commitment, or (b) the Borrowing Base Value.

§7.13 Leases of the Property.

(a) No Borrower will lease or license all or any portion of a Mortgaged Property without in each case the prior written consent of the Agent not to be unreasonably withheld, conditioned or delayed, provided, however, that without the prior written consent of Agent, the applicable Borrower may enter into a new Lease, provided that such Lease satisfies the following requirements: (i) the applicable Borrower is the sole lessor or licensor under such agreement and any agreements relating thereto; (ii) such Lease is unconditionally assignable by the applicable Borrower (including by collateral assignment), (iii) with respect to any new “retail” Lease, such Lease is subordinate to the Agent’s lien (upon the terms and conditions set forth in the standard form of occupancy agreement or pursuant to subordination conditions contained in the applicable Lease or a separate subordination agreement reasonably acceptable to Agent), (iv) with respect to any new “retail” Lease, is executed on the standard form of Master Space Agreement and Addendum to Master Space Agreement Additional Terms and Conditions for Colocation and Internet Access attached hereto and made a part hereof as Exhibit D on market terms, with only such changes thereto that are consistent with sound leasing and management practices for similar properties (it being acknowledged by Borrowers that the provisions of subparts (a)(i), (ii) and (iii) above in this §7.13 or the provisions of sections 10.5, 10.19 and 10.20 of the form of Master Space Agreement and Addendum may not be changed without Agent’s prior written consent; and (v) with respect to any new “wholesale” Lease, such Lease is entered into upon market terms with customary lender protections, including an agreement of the tenant to subordinate and attorn to Agent. In connection with any such Lease requiring the approval of Agent, the Borrowers will give notice to the Agent of any such proposed new Lease of any Mortgaged Property and shall provide to the Agent a copy of such proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant or licensee and any guarantor of the proposed Lease and such other information that the Agent may reasonably request.

(b) Borrowers shall not, and Borrowers shall not permit any other Affiliate of Borrowers to, amend, supplement, modify, grant any concessions to or waive performance of any obligations of any tenant or licensee under any Lease in any material manner without the prior written consent of Agent, including, without limitation, any modification, amendment, supplement or waiver that (i) materially affects the financial rights or obligations of a tenant or licensee, (ii) shortens the term of any Lease pertaining to a Mortgaged Property, (iii) materially increases the landlord’s or licensor’s obligations under the Lease, (iv) materially decreases the tenant’s or licensee’s obligations under the Lease, (v) grants any concession or abatement of rent or other monetary obligation greater than five percent (5%) of Monthly Recurring Charges for such Lease, or greater than five percent (5%) of Monthly Recurring Charges in the aggregate for such Mortgaged Property, (vi) modifies the assignability provisions of the Lease, (vii) amends or waives a provision otherwise required to be in a pre-approved form of such Lease as set forth in §7.13(a) above, or (viii) otherwise amends, supplements, modifies or waives any provision of the Lease in any material manner. Borrowers shall not, and Borrowers shall not permit any other Affiliates of Borrowers, to consent to the assigning or subletting of any Lease pertaining to a Mortgaged Property without the prior written consent of Agent, provided that a Borrower may consent to an assignment a Lease without the prior written consent of Agent with respect to any tenant or licensee whose Lease, when aggregated with any other Leases by such tenant or licensee or its affiliates at such Mortgaged Property, contributes less than five percent (5%) of Monthly Recurring Charges for such Mortgaged Property.

(c) Borrowers shall not, and Borrowers shall not permit any other Affiliate of Borrowers to, terminate, cancel or accept a surrender of any Lease pertaining to a Mortgaged Property (other than the natural expiration of a Lease in accordance with its terms) without the prior written consent of Agent, provided that Borrower may cancel, terminate or accept a surrender of such Lease without the prior written consent of Agent (i) with respect to any tenant or licensee which is in default of the payment obligations under a Lease and whose Lease, when aggregated with any other Leases by such tenant or licensee or its affiliates at such Mortgaged Property, contributes less than five percent (5%) of Monthly Recurring Charges for such Mortgaged Property, and (ii) with respect to any tenant or licensee which is not in default of any payment obligations under its Lease and whose Lease, when aggregated with any other Leases by such tenant or licensee or its affiliates at such Mortgaged Property, contributes less than two percent (2%) of the Monthly Recurring Charges for such Mortgaged Property.

§7.14 Business Operations. The Borrowers, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. Borrowers and Guarantors will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§7.15 Registered Servicemark. Except as set forth on Schedule 6.6, without prior written notice to the Agent, none of the Mortgaged Properties shall be owned or operated by the Borrowers under any registered or protected trademark, tradename, servicemark or logo. In the event any of the Mortgaged Properties shall be owned or operated under any registered or protected tradename, trademark, servicemark or logo, the applicable Borrower shall enter into an agreement with Agent, in form and substance satisfactory to Agent, granting to Agent, any successful bidder at a foreclosure sale of such Mortgaged Property and any subsequent transferee the right and/or license to continue operating such Mortgaged Property under such tradename, trademark, servicemark or logo.

§7.16 Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of Parent Company in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by a Wholly Owned Subsidiary of QTLP; provided, however that (a) QTLP shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3 and (b) QTLP and REIT shall be permitted to own or lease its corporate headquarters.

§7.17 Distributions of Income to Parent Company. Parent Company shall cause all of its Subsidiaries that are not Subsidiary Borrowers (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to Parent Company (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, its share of all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant/licensee improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.18 [Intentionally Omitted].

§7.19 Plan Assets. The Borrowers will do, or cause to be done, all things necessary to ensure that none of the Mortgaged Properties will be deemed to be Plan Assets at any time.

§7.20 [Intentionally Omitted].

§7.21 Single Purpose Entity Requirements. The Borrowers and the SPE Entities hereby represent, warrant and covenant as follows:

(a) Obligation to be a Single Purpose Entity.

(i) Each Borrower has been a Single Purpose Entity at all times since its formation or change to a Single Purpose Entity and, notwithstanding anything in this Agreement or any other Loan Document to the contrary, will continue to be a Single Purpose Entity at all times until the Loans have been paid in full and the Lenders have no further obligations to make advances of the proceeds of the Loans.

(ii) Each SPE Entity has been a Single Purpose Entity at all times since its formation or change to a Single Purpose Entity and will continue to be a Single Purpose Entity at all times until the Loans have been paid in full and the Lenders have no further obligations to make advances of the proceeds of the Loans.

(iii) The “single purpose entity” provisions included in the Entity Agreements (hereinafter defined) of the Borrowers and each SPE Entity shall not, without Agent’s prior written consent, be amended, altered, rescinded or otherwise revoked until the Loans have been paid in full and the Lenders have no obligation to make advances of the proceeds of the Loans.

(iv) Prior to the withdrawal or the disassociation of any SPE Entity from a Borrower or any other SPE Entity, such Borrower or such SPE Entity shall immediately appoint a new general partner or managing member whose Entity Agreements are substantially similar to those of the original SPE Entity (provided that the foregoing shall not be construed as a consent to any transfer).

(b) Definition of Single Purpose Entity.

(i) Borrower Criteria. With respect to the Borrowers a “Single Purpose Entity” means a corporation, limited partnership or limited liability company which, at all times since its formation or change to a Single Purpose Entity and thereafter complies with the following provisions and includes substantially similar provisions in its Entity Agreement (hereinafter defined):

(A) Notwithstanding any other provision of any articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement, operating agreement or any other document governing the formation, management or operation of any Borrower (each an “Entity Agreement”), and notwithstanding any provision of law that otherwise so empowers any Borrower, its members, partners, Board, any officer or any other Person, in addition to any other limitations set forth in its Entity Agreements, neither the members, partners, Board nor any officer nor any other Person shall be authorized or empowered, nor shall they permit such Borrower to, and such Borrower shall not, without the prior unanimous written consent of the member or members, shareholders or partners (as applicable) and the Board (including all Independent Directors), general partner or manager (as applicable), take any Material Action, provided, however, that a Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Directors then serving in such capacity.

(B) if such Borrower is (1) a limited liability company (other than a single member limited liability company which satisfies the requirements of clause (C) below, in which case satisfaction of the provisions of §7.21(b)(ii) is not required), has had and shall have at least one (1) member that satisfies the requirements of §7.21(b)(ii) below and such member is its managing member, or (2) a limited partnership, all of its general partners have satisfied and shall satisfy the requirements of §7.21(b)(ii) below;

(C) if such Borrower is a single member limited liability company, (1) such entity shall be formed and organized under Delaware law and otherwise comply with all other criteria of Agent for single member limited liability companies (including, without limitation, the inclusion of a Springing Member); and (2) such entity shall have at least two (2) Independent Directors on its Board;

(D) if such Borrower is a corporation, has had and shall have at least two (2) Independent Directors on its board of directors;

(E) The Board, general partner or manager (as applicable) and the member(s), shareholders or partners (as applicable) of any Borrower shall cause such Borrower to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. Notwithstanding anything to the contrary in any Entity Agreement, the Board, general partner, member or manager (as applicable) also shall cause such Borrower to and such Borrower shall:

a. maintain its books, records and bank accounts separate from those of any other Person other than QTLP;

b. at all times hold itself out to the public and all other Persons as a legal entity separate from its members, shareholders and partners and from any other Person;

c. if such Borrower is a corporation or a single member Delaware limited liability company, have its own Board;

d. file its own tax returns separate from those of any other Person, except to the extent that a Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law;

e. not commingle its assets with assets of any other Person other than a Borrower or QTLP and only to the extent required under the Loan Documents;

f. conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence, except as otherwise expressly required under the Loan Documents or consented to in writing by the Agent;

g. maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that a Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower from such Affiliate and to indicate that, except as contemplated by the Loan Documents, such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Borrower’s own separate balance sheet;

h. pay its own liabilities and expenses only out of its own funds or the funds of QTLP;

i. not enter into any transaction with an Affiliate of such Borrower except as permitted by §8.3;

j. maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

k. except with respect to the Obligations of the Borrowers and the Guarantors under the Loan Documents and the Hedge Obligations, not hold out its credit or assets as being available to satisfy the obligations of any other Person;

l. allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;

m. use separate stationery, invoices and checks bearing its own name or the name of QTLP;

n. not pledge its assets to secure the obligations of any other Person except with respect to the Obligations of the Borrowers and the Guarantors under the Loan Documents and the Hedge Obligations;

o. correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

p. maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the member(s), partners or shareholders (as applicable) of a Borrower to make additional capital contributions to such Borrower;

q. cause its Board, if any, to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other limited liability company, corporation or limited partnership formalities under the law of the state in which a Borrower is organized;

r. not acquire any obligation or securities of any member, shareholder or partner of a Borrower or of any Affiliate of such Borrower any of its members, shareholders or partners;

s. cause the directors, officers, agents and other representatives of a Borrower to act at all times with respect to such Borrower consistently and in furtherance of the foregoing and in the best interests of such Borrower; and

t. compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided; however, that this provision shall not require any member, shareholder or partner (as applicable) of a Borrower to make any additional capital contributions to such Borrower.

(F) The failure of a Borrower, or manager, general partner or Board on behalf of such Borrower, to comply with any of the foregoing covenants or any other covenants contained its Entity Agreement shall not affect the status of such Borrower as a separate legal entity or the limited liability of the members, directors or general partner.

(G) Notwithstanding anything to the contrary the Entity Agreements of a Borrower, the Board, general partner or manager (as applicable) shall not cause or permit such Borrower to and such Borrower shall not:

a. guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person, except Obligations of another Borrower or Guarantor pursuant to the Loan Documents and the Hedge Obligations;

b. engage in any business or activity, other than with respect to such Borrower, the ownership, operation and maintenance of a Mortgaged Property and activities incidental thereto;

c. incur, create or assume any indebtedness or liabilities other than indebtedness and liabilities incurred in the ordinary course of its business that are related to the ownership and operation of the Mortgaged Property and the provision of services to tenants, licensees and other users of the Mortgaged Property in connection with the operation of the Mortgaged Property as a Data Center Property or associated with the ownership or lease of such Borrower’s equipment and other personal property owned by such Borrower and are expressly permitted under the Loan Documents;

d. make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that a Borrower may invest in those investments permitted under the Loan Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents and permit the same to remain outstanding in accordance with such provisions;

e. to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of substantially all of its assets other than such activities as are expressly permitted pursuant to the Loan Documents;

f. buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

g. form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

h. own any asset or property other than the Mortgaged Property owned by such Borrower and incidental equipment and personal property necessary for the ownership or operation of such Mortgaged Property; or

i. permit any Affiliate or constituent party independent access to a Borrower’s bank accounts, except pursuant to or as required by the Loan Documents.

(ii) SPE Entity Criteria. With respect to any SPE Entity, a “Single Purpose Entity” means a corporation or a Delaware single member limited liability company which, at all times since its formation or change to such a Single Purpose Entity and thereafter complies in its own right with each of the requirements contained in §7.21(b)(i)(A)-(G) except that:

(A) with respect to §7.21(b)(i)(G)(b.) the SPE Entity shall not engage in any business or activity other than being the sole member or general partner, as the case may be, of the applicable Borrower and owning its Equity Interest in the applicable Borrower;

(B) with respect to §7.21(b)(i)(G)(h.), the SPE Entity has not and shall not acquire or own any assets other than its Equity Interest in the applicable Borrower; and

(C) with respect to §7.21(b)(i)(G)(c.) the SPE Entity has not and shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation) other than the Obligations and the Hedge Obligations.

§7.22 Power Generators. If any Borrower has, or under applicable law is required to maintain, a generator use permit, such Borrower, shall pay any fines with respect to its generator use permit in a timely manner and shall not allow any such permits to terminate due to non-payment of fines or other defaults.

§7.23 Material Agreements and Management Agreements. Borrowers and QTLP shall, and QTLP shall cause any Subsidiary of QTLP to, (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement and Management Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Agent in writing of the giving of any notice of any default by any party under any Material Agreement or Management Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement and Management Agreement to which it is a party in a commercially reasonable manner. Neither Borrower, QTLP nor QTLP’s Subsidiaries shall without Agent’s prior written consent: (a) enter into, surrender or terminate any Material Agreement or Management Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Management Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; (c) transfer, assign or encumber any Material Agreement or Management Agreement except to Agent pursuant to the Loan Documents; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Management Agreement to which it is a party in any material respect, except on an arm’s-length basis and commercially reasonable terms. After the Closing Date, all Material Agreements and Management Agreements relating to a Mortgaged Property shall be entered into solely by the applicable Borrower unless otherwise approved in writing by Agent.

§7.24 [Intentionally Omitted].

§7.25 Property Condition Report. Not later than 45 days after the date of this Agreement, the Borrowers shall deliver to the Agent a property condition report with respect to the Richmond Property from a firm of professional engineers or architects selected by the Borrowers and reasonably acceptable to the Agent addressing such matters as the Agent may reasonably require. The Borrowers shall remedy any material deficiencies identified in such report that the Agent requests be remedied within such period of time reasonably required by the Agent.

§7.26 Creation of REIT. As a condition to the occurrence of the IPO Event, Borrowers and Guarantors agree, as follows:

(a) all matters relating to the IPO Event, including, without limitation, the organizational structure and management of Parent Company and its Subsidiaries following the occurrence of the IPO Event, shall be subject to the Agent’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(b) all of the formation and contribution agreements related to the IPO Event shall be in form and substance reasonably acceptable to Agent;

(c) simultaneously with the occurrence of the IPO Event (i) QTLP shall become an “operating partnership” which will own not less than 100% of the interests in Borrowers, (ii) the structure of the transaction shall be such that the financial results of QTLP and its Subsidiaries would be Consolidated with the accounts of REIT, and (iii) REIT shall be the sole general partner of QTLP;

(d) Borrowers and Guarantors shall cause REIT to execute such documents as Agent may reasonably require to cause such Person to become a “Guarantor” under this Agreement and the other Loan Documents; and

(e) the Borrowers, Guarantors (including REIT) and the Agent shall enter into such amendments to the Loan Documents or other agreements as the Agent may reasonably require to reflect the creation of REIT.

§8.	NEGATIVE COVENANTS.

The Borrowers and the Guarantors, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§8.1 Restrictions on Indebtedness. The Borrowers and the Guarantors will not, and will not permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) current liabilities of the Borrowers, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and (ii) claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8 or §8.20, as applicable;

(e) Indebtedness arising under, or in connection with, the Corporate Credit Agreement in an aggregate amount not to exceed $540,000,000 and any Permitted Refinancing thereof;

(f) endorsements for collection, deposit or negotiation incurred in the ordinary course of business;

(g) subject to the provisions of §9, (i) Secured Debt that is Recourse Indebtedness, provided that the aggregate amount of such Indebtedness (together with the Obligations and the Hedge Obligations but excluding Indebtedness described in §8.1(e) ) shall not exceed fifteen percent (15%) of Gross Asset Value, and (ii) Non-Recourse Indebtedness, provided that none of such Persons shall incur any of the Indebtedness described in this §8.1(g) in excess of $50,000,000 unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that the Borrowers and Guarantors will be in compliance with their covenants referred to therein after giving effect to the incurrence of such Indebtedness;

(h) the Indebtedness of QTLP with respect to the QTLP Subordinate Debt, which is subordinated to the repayment of the Obligations and the Hedge Obligations pursuant to QTLP Subordination and Standstill Agreement;

(i) [Intentionally Omitted];

(j) the Equipment Loan; and

(k) subject to the provisions of §9, Unsecured Indebtedness of QTLP, REIT (following the occurrence of the IPO Event) or Subsidiaries of QTLP that are not a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries), provided that none of such Persons shall incur any of the Indebtedness described in this §8.1(k) in excess of $50,000,000 unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that the Borrowers and Guarantors will be in compliance with its covenants referred to therein after giving effect to the incurrence of such Indebtedness.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Borrowers, QTS Richmond TRS, the Additional Subsidiary Guarantors or any Subsidiaries of QTLP directly or indirectly owning a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor shall create, incur, assume, guarantee or be or remain liable contingently or otherwise, with respect to any Unsecured Indebtedness other than Indebtedness described in §§8.1(c), (d) and (f), (ii) none of the Indebtedness described in §8.1(g) above shall have any of the Mortgaged Properties or any interest therein or equipment related thereto or any direct or indirect ownership interest in a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of the Parent Company (other than a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries)) to incur Non-Recourse Indebtedness subject to the terms of this §8.1 or recourse to the general credit of the Parent Company), and (iii) none of the Borrowers, QTS Richmond TRS, Additional Subsidiary Guarantors or any Subsidiary of QTLP directly or indirectly owning an interest therein shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(d), (f) and (j)(as to QIPM only) above.

§8.2 Restrictions on Liens, Etc. The Borrowers and the Guarantors will not, and will not permit their Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, as part of a financing transaction; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations or the Hedge Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrowers, the Guarantors and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens in respect of judgments (I) on assets other than the Collateral and any direct or indirect interest of Parent Company or any Subsidiary of Parent Company in any Borrower, QTS Richmond TRS or any Additional Subsidiary Guarantor only to the extent and for the period and for an amount not constituting an Event of Default, or (II) on a Mortgaged Property but only to the extent such Lien is fully released and discharged from the Mortgaged Property prior to the first to occur of the date that is sixty (60) days after such Lien attaches to the Mortgaged Property or the commencement of any action to enforce such judgment against the Mortgaged Property;

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens consisting of (A) Liens on Real Estate or assets relating thereto (including the rents, issues and profits therefrom), other than Real Estate that constitutes a Mortgaged Property or any interest therein (including the rents, issues and profits therefrom) or assets related thereto, securing Indebtedness which is permitted by §8.1(e) and and §8.1(g) or (B) liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Borrower or the direct or indirect owner of an interest in a Borrower securing Indebtedness which is permitted by §8.1(g);

(iv) encumbrances on properties other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrowers or any such Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(vi) Liens and encumbrances on a Mortgaged Property expressly permitted under the terms of the Mortgage relating thereto;

(vii) Liens in favor of the Equipment Lender under the Equipment Loan Documents to secure the obligations thereunder; and

(viii) Liens by Parent Company or its Subsidiaries (other than a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries)), on Cash or Cash Equivalents.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary of Parent Company that owns a direct or indirect interest in a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries) shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (ii), (v), and (vi) and (y) neither QTLP nor REIT (following the occurrence of the IPO Event) shall create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.2(i), (ii), (iii)(A) (as to the headquarters building of REIT or QTLP only), (iii)(B), (iv) or (viii).

§8.3 Restrictions on Investments. Neither the Borrowers nor the Guarantors will, nor will they permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) Cash Equivalents;

(b) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower, such Guarantor or such Subsidiary;

(c) [Intentionally Omitted];

(d) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(e) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (c) with banks described in the foregoing subsection (d) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(f) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (b) through (e) and have total assets in excess of $50,000,000;

(g) the acquisition of fee interests or long-term ground lease interests by Parent Company or its Subsidiaries in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in §8.3(g)(i);

(h) Investments by QTLP and its Subsidiaries in (i) Wholly Owned Subsidiaries of QTLP, or (ii) entities that upon completion of a transaction will be a Wholly Owned Subsidiary of QTLP;

(i) Investments in Development Properties, provided that the aggregate Investment therein shall not exceed twenty-five percent (25%) of Gross Asset Value;

(j) Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(k) Investments by QTLP in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed ten percent (10%) of Gross Asset Value;

(l) Investments (i) in equipment which will be incorporated into the development of Data Center Properties or the corporate headquarters of Parent Company and its Subsidiaries, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties;

(m) Investments in the Bonds or any security instruments securing the Bonds;

(n) Investments by QTLP and REIT (after the occurrence of the IPO Event) in Real Estate to be used by QTLP and REIT (after the occurrence of the IPO Event) as their corporate headquarters; and

(o) After the occurrence of the IPO Event, Investments by Parent Company in QTLP.

Notwithstanding the foregoing, (x) in no event shall the aggregate value of the holdings of Parent Company and its Subsidiaries in the Investments described in §8.3(i)-(k) exceed thirty-five percent (35%) of Gross Asset Value at any time and (y) in no event shall the Borrowers, the Guarantors or any of their respective Subsidiaries have any Investments in mortgages or notes receivable, except with respect to the Investments permitted in §8.3(m).

For the purposes of this §8.3, the Investment of Parent Company or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.

§8.4 Merger, Consolidation. Borrowers and Guarantors will not, and will not permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, except for (i) the merger or consolidation of one or more of the Subsidiaries of QTLP (other than any Subsidiary that is a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries)) with and into QTLP (it being understood and agreed that in any such event QTLP will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of QTLP (other than a Borrower or a Guarantor), (iii) any dissolution of a Subsidiary of QTLP (other than a Borrower or a Guarantor) that owns no assets, (iv) dispositions permitted by §8.8, (v) a merger of a Person with QTLP or a Subsidiary of QTLP (other than a Subsidiary which is a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries)), so long as (A) such Person was organized under the laws of the United States of America or one of its states; (B) if the surviving Person shall be QTLP if QTLP is a party thereto or such Subsidiaries of QTLP; (C) the Borrowers’ Representative shall have given the Agent at least ten (10) Business Days’ prior written notice of such merger; (D) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; (E) following such merger, Parent Company and its Subsidiaries will continue to be engaged solely in the businesses permitted by §7.14, and (vi) Investments constituting asset acquisitions permitted by §8.3 and which are not mergers, reorganizations, consolidations or business combinations; provided that no such merger, consolidation or acquisition shall be permitted in the event that a Default or Event of Default exists immediately before or would exist after giving effect thereto.

§8.5 Sale and Leaseback. The Borrowers and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby any Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter such Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrowers or the Guarantors will, nor will any of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to material liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except, with respect to any Real Estate other than a Mortgaged Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrowers shall:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrowers) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Mortgaged Properties in violation of the applicable Environmental Law as so changed; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Mortgaged Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Mortgaged Property by the Borrowers), the Borrowers shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrowers shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred and is continuing hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Mortgaged Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Mortgaged Property and (ii) whether the use and operation of any such Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Mortgaged Property, or that any of the Mortgaged Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrowers shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Mortgaged Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Mortgaged Property at levels that would require remediation under applicable Environmental Law and (ii) whether the use and operation of such Mortgaged Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Mortgaged

Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrowers.

§8.7 Distributions.

(a) Neither QTLP nor, after the IPO Event, REIT, shall pay any Distribution to its respective partners, members or other owners, if such Distribution is in excess of the amount which when added to the amount of all other Distributions paid in the same calendar quarter and the preceding three (3) calendar quarters, plus any amounts paid by QTLP pertaining to the QTLP Subordinate Debt (subject to the last sentence of this §8.7(a)), would exceed the sum of ninety percent (90%) of such Person’s Funds from Operations for such period plus any interest expense relating to the QTLP Subordinate Note deducted in calculating Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude (1) prior to the IPO Event, QTLP from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of General Atlantic, as evidenced by a certification of the principal financial or accounting officer of QTLP containing calculations in detail reasonably satisfactory in form and substance to the Agent, and (2) after the occurrence of the IPO Event, Parent Company and QTLP from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT following the date that REIT elects to be a real estate investment trust under the Code, as evidenced by a certification of the principal financial or accounting officer of Parent Company containing calculations in detail reasonably satisfactory in form and substance to the Agent. Notwithstanding the foregoing, any amounts paid by QTLP pertaining to the QTLP Subordinate Debt from proceeds of any Equity Offering shall not be included in any calculation to determine Borrowers’ compliance with the limitation on Distributions contained in this §8.7(a) so long as (i) no Default or Event of Default then exists, (ii) such proceeds are actually applied to the QTLP Subordinate Debt within two (2) Business Days of the Equity Offering, and (iii) the amount of funds applied to the QTLP Subordinate Debt from such Equity Offering do not exceed Thirty Million and No/100 Dollars ($30,000,000.00).

(b) In the event that an Event of Default shall have occurred and be continuing, (i) Borrowers shall make no Distributions, and (ii) QTLP and REIT shall make no Distributions to its respective partners, members or other owners, other than (1) prior to the IPO Event, Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of General Atlantic, as evidenced by a certification of the principal financial or accounting officer of QTLP containing calculations in detail reasonably satisfactory in form and substance to the Agent, and (2) after the IPO Event, if REIT exists and has elected REIT Status, Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of Parent Company containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, Borrowers, QTLP and REIT shall not make any Distributions whatsoever, directly or indirectly.

(d) The foregoing provisions in this §8.7 shall not limit the ability of REIT or QTLP (i) to retain, acquire, relinquish or sell stock awarded to its employees pursuant to equity compensation programs in the ordinary course of business in order to pay applicable withholding tax obligations of such employee or (ii) to issue, to obtain the surrender of, or relinquish Equity Interests upon the exercise of stock options, warrants or other rights to acquire Equity Interests.

§8.8 Asset Sales. The Borrowers and the Guarantors will not, and will not permit their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. Neither any Borrower, any Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to twenty-five percent (25%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of Agent and the Required Lenders. For the purpose of calculating the twenty-five (25%) threshold in the preceding sentence, in the event of any sale, transfer or other disposition of any Real Estate by Parent Company or any Subsidiary to any Person which is a non-Wholly Owned Subsidiary, only the portion of the Real Estate in which QTLP or the transferring Subsidiary does not retain an interest shall be counted toward such threshold. A transfer from Parent Company or any Subsidiary to a Wholly Owned Subsidiary of QTLP or among Wholly Owned Subsidiaries of QTLP shall not count against the twenty five percent (25%) limit.

§8.9 Cross Collateralization. No Borrower or Guarantor shall Cross Collateralize, or agree to Cross Collateralize, Indebtedness.

§8.10 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) subject to §12.5, prepay, redeem, defease, purchase or otherwise retire the principal amount or pay any termination, breakage or similar payments under Derivative Contracts, in whole or in part, of any Indebtedness other than the Obligations and the Hedge Obligations after the occurrence and during the continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence and during the continuance of an Event of Default.

§8.11 Zoning and Contract Changes and Compliance. No Borrower shall initiate or consent to any zoning reclassification of any of its Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation without the prior written consent of Agent. No Borrower shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts (other than the Leases, which are governed by §7.13) which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Mortgaged Property.

§8.12 Derivatives Contracts. Neither the Borrowers, the Guarantors nor any of their Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options (including any Hedge Obligations) made in the ordinary course of business and permitted pursuant to §8.1.

§8.13 Transactions with Affiliates. Neither the Borrowers nor the Guarantors shall, and none of them shall permit any Subsidiary of any Borrower or any Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Wholly Owned Subsidiary of QTLP), except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.14 Equity Pledges.

(a) Except as may be permitted in the definition of “Change of Control” in §1.1, prior to the IPO Event, QTLP will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrowers, including, without limitation, any Distributions or rights to Distributions on account thereof.

(b) Notwithstanding anything in this Agreement to the contrary, neither Parent Company nor any of its Subsidiaries, will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in any Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.15 Management Fees. Borrowers shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Mortgaged Property to QTS Richmond TRS or any other manager or service provider that is an Affiliate of any Borrower in the event that a Default or Event of Default shall have occurred and be continuing.

§8.16 [Intentionally Omitted].

§8.17 [Intentionally Omitted].

§8.18 [Intentionally Omitted].

§8.19 Subordinate Debt. QTLP shall be permitted to pay amounts with respect to the “Subordinate Debt” (as defined in the QTLP Subordination and Standstill Agreement) only at such times and to the extent that no Default or Event of Default exists or would arise as a result thereof. Without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion, QTLP shall not (i) modify or amend the Subordinate Debt, (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Subordinate Debt, except as expressly permitted in the QTLP Subordination and Standstill Agreement, or (iii) make any payments on the Subordinate Debt except as permitted in this §8.19.

§8.20 Liens. No Borrower will suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against its respective Mortgaged Property, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that such Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that such Borrower posts a statutory lien bond which removes such lien from title to the Mortgaged Property within ten (10) days of the filing of the lien. If any Borrower shall fail promptly either (i) to discharge any such lien, or (ii) post a statutory lien bond Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurance Company, and any amounts so expended by Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute a disbursement of the Loan hereunder. In settling, compromising or discharging any claims for lien, Agent shall not be required to inquire into the validity or amount of any such claim.

§8.21 Management Agreements. The Borrowers shall not enter into any Management Agreement with a third party manager or provider of special data center services, including, without limitation, those similar to the services provided by QTS Richmond TRS at the Richmond Property, or receiving consideration from a tenant or licensee, for the Mortgaged Property without the prior written consent of the Required Lenders (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Required Lender’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager or service provider upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s or service provider’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents.

§9.	FINANCIAL COVENANTS.

The Borrowers and the Parent Company, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§9.1 Borrowing Base. The Borrowers shall not permit at any time the outstanding principal balance of the Loans to be greater than the Borrowing Base Value.

§9.2 Minimum Borrowers Debt Yield. The Borrowers will not at any time during any period set forth in the table below permit the Borrowers Debt Yield to be less than the percentage corresponding to such period.

Period	Borrowers Debt Yield
Closing Date to but excluding June 30, 2013	12.00%
June 30, 2013 to but excluding December 31, 2013	13.00%
December 31, 2013 to but excluding March 31, 2014	14.50%
March 31, 2014 to but excluding December 31, 2015	16.250%
On and after December 31, 2015	18.00%

§9.3 Minimum Borrowing Base Debt Service Coverage Ratio. The Borrowers will not at any time during any period set forth in the table below permit the Borrowing Base Debt Service Coverage Ratio to be less than the percentage corresponding to such period.

Period	Borrowing Base Debt Service Coverage Ratio
Closing Date to but excluding June 30, 2013	1.30 to 1.00
June 30, 2013 to but excluding December 31, 2013	1.40 to 1.00
December 31, 2013 to but excluding March 31, 2014	1.60 to 1.00
March 31, 2014 to but excluding December 31, 2015	1.750 to 1.00
On and after December 31, 2015	2.00 to 1.00

§9.4 Consolidated Total Indebtedness to Gross Asset Value. Parent Company will not at any time permit Consolidated Total Indebtedness to exceed fifty-five percent (55%) of Parent Company’s Gross Asset Value.

§9.5 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. Parent Company will not permit at any time the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges for the two (2) most recently ended calendar quarters annualized, to be less than 1.75 to 1.00.

§9.6 Minimum Consolidated Tangible Net Worth. Parent Company will not at any time permit Parent Company’s Consolidated Tangible Net Worth to be less than the sum of (a) eighty-five percent (85%) of the Net Offering Proceeds of an Equity Offering after February 8, 2012 (excluding any proceeds from equity infusions used to redeem existing shareholders of QTLP at the IPO Event), plus (b) $330,000,000.00, plus (c) eighty-five percent (85%) of the value of interests in QTLP issued upon the contribution of assets to QTLP or its Subsidiaries (with such value determined at the time of contribution).

§9.7 Unhedged Variable Rate Debt. Parent Company shall not at any time permit the Unhedged Variable Rate Debt of Parent Company and its Subsidiaries to exceed twenty-five percent (25%) of Gross Asset Value.

§9.8 Corporate Debt Yield. Parent Company shall not at any time permit the Corporate Debt Yield to be less than fifteen percent (15%).

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans shall be subject to the satisfaction, or waiver, of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from QIPR, QTS Richmond TRS and QTLP a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of QIPR, QTS Richmond TRS and QTLP, as applicable, as in effect on such date of certification and a certificate of good standing (or certificate of similar meaning) with respect to QIPR, QTS Richmond TRS and QTLP issued as of a recent date by each Secretary of State of the State of the formation of such Persons and a certificate of QIPR’s qualification to do business in the State of Virginia.

§10.3 Resolutions. All action on the part of QIPR, QTS Richmond TRS and QTLP, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from QIPR, QTS Richmond TRS and QTLP an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from QIPR, QTS Richmond TRS and QTLP a certificate, dated as of the Closing Date, signed by a duly authorized representative of QIPR, QTS Richmond TRS and QTLP, as the case may be, and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrowers under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to QIPR, QTS Richmond TRS and QTLP in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. QIPR and QTLP shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8 Performance; No Default. QIPR and QTLP shall have performed and complied in all material respects with the terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the QIPR and QTLP in the Loan Documents or otherwise made by or on behalf the QIPR and QTLP and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the Closing Date, except to the extent such representation and warranty is as of a specific date in which case such representation and warranty shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for the Richmond Property shall have been delivered to the Agent at the Borrowers’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Parent Company has provided financial statements under §6.4 adjusted in the best good faith estimate of Parent Company as of the Closing Date.

§10.13 Appraisals. The Agent shall have received an Appraisal of the Richmond Property in form and substance reasonably satisfactory to the Agent, and the Agent shall have determined an Appraised Value for such Mortgaged Property.

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.16 QTLP Subordination and Standstill Agreement. The Agent shall have received an executed counterpart of the QTLP Subordination and Standstill Agreement.

§10.17 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7.

§11.4 Endorsement to Title Policy. Prior to funding any Loan after the Closing Date, the Agent shall receive a “pending disbursement” endorsement (or comparable affirmative coverage) to the Title Policy for the Richmond Property delivered to the Agent on the Closing Date, which “pending disbursement” endorsement (or comparable affirmative coverage) shall be acceptable to the Agent. At such times as the Agent shall determine in its reasonable discretion prior to funding any Loan, to the extent available under applicable law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding on or before the effective date of such endorsement (provided that the amount of coverage under an individual Title Policy for an individual Mortgaged Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrowers stating that there have been no changes in title from the date of the last effective date of the Title Policy).

§11.5 Future Advances Tax Payment. As a condition precedent to any Lender’s obligations to make any Loans available to the Borrowers hereunder, the Borrowers will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Mortgaged Properties are located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on Mortgaged Property located in such state secure the Borrowers’ obligation with respect to the Loans then being requested by the Borrowers. The provisions of this §11.5 shall not limit the Borrowers’ obligations under other provisions of the Loan Documents, including without limitation §15 hereof.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Loans or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrowers shall fail to comply with the covenant contained in §9.1 and such failure shall continue for five (5) Business Days after written notice thereof shall have been given to the Borrowers by the Agent;

(d) any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §7.25, §9.2, §9.3, §9.4, §9.5, §9.6, §9.7 or §9.8;

(e) any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f) any representation or warranty made by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Recourse Indebtedness totaling in excess of $15,000,000.00 or Non-Recourse Indebtedness in excess of $60,000,000.00;

(h) any of the Borrowers, the Guarantors or any of their respective Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers, the Guarantors or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrowers, the Guarantors or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments, orders, awards, writs execution or attachments against Borrowers, Guarantors or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00;

(l) any of the Loan Documents, the Contribution Agreement or the QTLP Subordination and Standstill Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, the Contribution Agreement or the QTLP Subordination and Standstill Agreement shall be commenced by or on behalf of any of the Borrowers or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents, the Contribution Agreement or the QTLP Subordination and Standstill Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrowers, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) any Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrowers, the Guarantors or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Collateral;

(p) any Change of Control shall occur;

(q) an Event of Default under any of the other Loan Documents shall occur;

(r) Any default, material misrepresentation or breach of warranty in the QTLP Subordination and Standstill Agreement by QTLP or the subordinate lender that is the holder of QTLP Subordinate Note; or

(s) an Event of Default under the Corporate Credit Agreement shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2 Certain Cure Periods; Limitation of Cure Periods.

(a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrowers cure such Default within five (5) Business Days after the date such payment is due, provided, however, that Borrower shall not be entitled to receive more than two (2) grace periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrowers cure such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default consisting of a failure to comply with §7.4(c), §7.5(a), §7.14, §7.19, §7.21, §7.22, §7.26, §8.1, §8.2, §8.3, §8.4, §8.5, §8.7, §8.8, §8.9, §8.10, §8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b) In the event that there shall occur any Default that affects only certain Mortgaged Property (other than the Richmond Property) or the owner(s) thereof, then the Borrowers may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Mortgaged Property from the calculation of Borrowing Base Availability and by reducing the outstanding Loans by the amount of the Borrowing Base Availability attributable to such Mortgaged Property, in which event such removal and reduction shall be completed within five (5) days after receipt of notice of such Default from the Agent or the Required Lenders.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right of any Borrower, any Guarantor or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrowers. If any other Event of Default shall have occurred, the Agent may, and upon the election of Required Lenders shall, by notice to the Borrowers terminate the obligation to make Revolving Credit Loans. No termination under this §12.3 shall relieve the Borrowers or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement, any of the other Loan Documents, any Lease or other contract relating to a Mortgaged Property beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement, any of the other Loan Documents, any Lease or other contract relating to a Mortgaged Property which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable out-of-pocket expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrowers and/or Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrowers and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrowers or Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and the Hedge Obligations (including any interest, expenses or other obligations of either the Obligations or the Hedge Obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.3; (ii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.14, (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, fees and expenses and the Hedge Obligations shall be made among the Lenders and the Lender Hedge Providers pro rata and (iv) payment of principal on the Obligations and the Hedge Obligations shall be made on a pari passu basis; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrowers or the Guarantors and any securities or other property of the Borrowers or the Guarantors in the possession of such Lender may, without notice to any Borrower or any Guarantor (any such notice being expressly waived by Borrowers and Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations or the Hedge Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers or the Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent (including, the QTLP Subordination and Standstill Agreement and modifications to the Loan Documents to account for the structure of Parent Company and its Subsidiaries after the occurrence of the IPO Event), together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrowers and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable out-of-pocket fees and expenses of any such Persons shall be paid by the Borrowers.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or all Lenders, as applicable hereunder. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrowers referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrowers, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrowers, the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and Regions in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or Regions. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrowers or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.14(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders severally and ratably in accordance with their respective Commitment Percentages agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents and the QTLP Subordination and Standstill Agreement or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder to the extent not reimbursed by the Borrowers and the Guarantors, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, Regions shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving ten (10) calendar days’ prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by

Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred in an aggregate amount not to exceed $2,500,000.00, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrowers or out of the Collateral within such period with respect to the Mortgaged Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrowers, (a) Borrowers will enter into leases or rental agreements covering Mortgaged Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant or licensee thereunder, (b) a Mortgaged Property may be subject to a Taking, (c) a Borrower may desire to enter into easements or other agreements affecting the Mortgaged Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrowers Subordination, Attornment and Non-Disturbance Agreements with any tenant or licensee under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrowers’ business.

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals.

(a) If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the written request for action together with all reasonably requested information related thereto requested by such Lender (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If the Agent submits to the Lenders a written request for consent with respect to this Agreement and any Lender fails to provide Directions within ten (10) days after such Lender receives from the Agent such initial request for Directions together with all reasonably requested information related thereto, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove such action, and a Lender fails to provide Directions within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(b) In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent (a “Subsequent Approval Request”), then for the purposes of this paragraph each Lender shall be required to respond to a Subsequent Approval Request within five (5) Business Days of receipt of such request.

If the Agent submits to the Lenders a Subsequent Approval Request and any Lender fails to provide Directions within five (5) Business Days after such Lender receives from the Agent the Subsequent Approval Request, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove the Subsequent Approval Request, and the Lender fails to approve or disapprove such Subsequent Approval Request within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(c) Each request by Agent for a Direction shall include Agent’s recommended course of action or determination. Notices given by Agent pursuant to this §14.14 may be given through the use of Intralinks, Syndtrak or another electronic information dissemination system. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing. Notwithstanding anything in this §14.14 to the contrary, any matter requiring all Lender’s approval or consent shall not be deemed given by any Lender’s failure to respond to any approval or consent request within any applicable reply period.

§14.15 Borrowers Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent and §14.14, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrowers, and except for the provisions of §14.9 and §14.14, may be modified or waived without the approval or consent of the Borrowers.

§14.16 Intentionally Omitted].

§14.18 .QTLP Subordination and Standstill Agreement. Borrowers, Guarantors and the Lenders acknowledge that Agent has entered into the Subordination and Standstill Agreement. Borrowers and Guarantors acknowledge that the existence of the QTLLP Subordination and Standstill Agreement and the performance by Agent and the Lenders of their obligations under the QTLP Subordination and Standstill Agreement shall not affect, impair or release the obligations of Borrowers or Guarantors under the Loan Documents. The QTLP Subordination and Standstill Agreement is solely for the benefit of Agent and the Lenders and not for the benefit of Borrowers or Guarantors, and Borrowers and Guarantors shall have no rights thereunder or any right to insist on the performance thereof. Agent is authorized by Lenders to perform its obligations under the QTLP Subordination and Standstill Agreement, and each Lender agrees to be bound thereby.

§14.19 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrowers and the Guarantors jointly and severally agree to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) subject to §4.9, §4.10 and §4.15, any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income (subject to §4.4(b)), except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrowers and the Guarantors hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Mortgaged Properties or other Collateral, the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each advance hereunder, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers and the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrowers or the Guarantors, (g) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Regions in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder. Whenever used herein or in the other Loan Documents, the terms “attorneys’ fees” or “legal fees” shall mean reasonable attorneys’ fees in the amount actually incurred at the attorneys’ normal hourly rates, rather than a percentage of principal and interest as provided for in O.C.G.A. §13-1-11(a)(2).

§16.	INDEMNIFICATION.

The Borrowers and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Mortgaged Properties or the Loans, (b) any condition of the Mortgaged Properties or any other Real Estate, (c) any actual or proposed use by the Borrowers of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers, the Guarantors or any of their respective Subsidiaries, (e) the Borrowers and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Mortgaged Properties or any other Real Estate, (g) with respect to the Borrowers, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrowers and the Guarantors shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrowers and the Guarantors agree to pay promptly the reasonable out-of-pocket fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers and the Guarantors under this §16 are unenforceable for any reason, the Borrowers and the Guarantors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, Borrowers’ Representative shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), provided that the Borrowers shall have been deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received noticed thereof; (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit K annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrowers’ Representative), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrowers’ Representative, and (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrowers and the Guarantors, and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent shall maintain on behalf of the Borrowers a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrowers.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrowers or the Guarantors, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrowers or any of the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal; (iv) reduce the rate at which interest is payable thereon, or reduce the amount or rate of any fee payable to an affected Lender hereunder (excluding any fee payable to any arranger or the Agent in its capacity as administrative agent hereunder), or (v) release any Borrower or any Guarantor (except as otherwise permitted under §5.4, §5.6 or §5.7). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of creditor or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrowers or the Guarantors. Neither the Borrowers nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrowers and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrowers and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder other than a Disclosed Competitor in accordance with the provisions of the following sentence. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrowers or Guarantors, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, partners, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information, (f) disclosures with the prior written consent of Borrowers’ Representative, and (g) disclosures made in connection with any enforcement by Agent or the Lenders of the Loan Documents. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrowers or the Guarantors, or is disclosed with the prior approval of Borrowers or Guarantors. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrowers and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9 Mandatory Assignment. In the event the Borrowers’ Representative requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires the prior approval of all Lenders or all affected Lenders and which request is approved by the Required Lenders but is not approved by all Lenders or all affected Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrowers’ Representative’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase except that its indemnification rights hereunder shall survive, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit K and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy or telefax, and addressed as follows:

If to the Agent or Regions:

Regions Bank

ALBH11502B

Real Estate Corporate Banking

1900 5th Avenue North

Birmingham, Alabama 35203

Attn: Kerri Raines

Telecopy No.: (205) 264-5456

With a copy to:

Regions Bank

c/o Regions Capital Markets

3050 Peachtree Rd NW, Suite 400

Atlanta, Georgia 30305

Attn: Syndicate Services

Telecopy No.: (404) 279-7474

and

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn: Paul Cushing, Esq.

Telecopy No.: (404) 253-8270

If to the Borrowers:

Quality Investment Properties Richmond, LLC

12851 Foster Street, Suite 205

Overland Park, Kansas 66213

Attn: CEO/President

Telecopy No.: (913) 814-7766

With a copy to:

Quality Companies, LLC

12851 Foster Street, Suite 205

Overland Park, Kansas 66213

Attn: Corporate Counsel

Telecopy No.: (913) 814-7766

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Attn: Patrick J. Respeliers

Telecopy No.: (816) 412-8174

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy or telefax is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days’ prior Notice thereof, Borrowers, Guarantors, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrowers, the Guarantors or their respective Subsidiaries (collectively, solely for purposes of this paragraph, the “Loan Parties”) arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrowers and the Guarantors is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWERS AND THE GUARANTORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWERS AND THE GUARANTORS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWERS AND THE GUARANTORS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWERS AND THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWERS AND THE GUARANTORS EXIST AND THE BORROWERS AND THE GUARANTORS CONSENT TO THE NONEXCLUSIVE

JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS OR GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWERS, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER AND EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH BORROWER AND EACH GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW

THIS §25 WITH LEGAL COUNSEL AND THAT EACH BORROWER AND EACH GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWERS AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrowers, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, Regions or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a reduction of a fee or change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on any Loan, or any fee payable to the affected Lenders (excluding any fee payable to any arranger or the Agent in its capacity as administrative agent hereunder); (f) an extension of the Maturity Date; (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of any Borrower, any Guarantor or any Collateral except as otherwise provided in §5.4, §5.6 or §5.7; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrowers other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender).

Any amendment of the QTLP Subordination and Standstill Agreement or waiver of the terms thereof shall require the written consent of the Required Lenders. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrowers or the Guarantors shall entitle the Borrowers or the Guarantors to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrowers and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrowers, the Guarantors, the Lenders, the Agent, the Lender

Hedge Providers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrowers, the Guarantors or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers and the Guarantors in accordance with the Patriot Act.

§34.	[Intentionally Omitted].

§35.	JOINT AND SEVERAL LIABILITY.

Each of the Borrowers and the Guarantors covenants and agrees that each and every covenant and obligation of any Borrower or any Guarantor hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower and each Guarantor.

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS.

§36.1 Attorney-in-Fact. For the purpose of implementing the joint borrower provisions of the Loan Documents, the Borrowers hereby irrevocably appoint each other, and the Borrowers’ Representative, as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2 Accommodation. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of any Borrower (including, without limitation, Borrowers’ Representative) without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower, and any such request or other action shall be fully binding on each Borrower as if made by it. Whenever pursuant to this Agreement or the other

Loan Documents, the Borrowers’ Representative exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Borrowers’ Representative, the decision of the Borrowers’ Representative to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein or therein provided) be in the sole discretion of Borrowers’ Representative and shall be final and conclusive.

§36.3 Waiver of Automatic or Supplemental Stay. Each of the Borrowers represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other Borrowers at any time following the execution and delivery of this Agreement, none of the Borrowers shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Borrowers or against any property owned by such other Borrowers.

§36.4 Waiver of Defenses. Each of the Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon:

(a) Any right to require Agent or the Lenders to proceed against the other Borrowers or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Borrower hereunder or under any other Loan Document;

(b) The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations or the Hedge Obligations;

(c) Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d) Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e) Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrowers pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Borrower, Agent, any Lender, any endorser or creditor of Borrowers or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f) Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Borrower or the rights of a Borrower to proceed against the other Borrowers for reimbursement, or both;

(g) Any right or claim of right to cause a marshaling of the assets of Borrowers;

(h) Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i) Any duty on the part of Agent or any Lender to disclose to Borrowers any facts Agent or any Lender may now or hereafter know about Borrowers or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower intends to assume or has reason to believe that such facts are unknown to Borrowers or has a reasonable opportunity to communicate such facts to Borrowers, it being understood and agreed that each Borrower is fully responsible for being and keeping informed of the financial condition of the other Borrowers, of the condition of the Mortgaged Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by Borrowers hereunder and under the other Loan Documents;

(j) Any lack of notice of disposition or of manner of disposition of any Collateral;

(k) Any inaccuracy of any representation or other provision contained in any Loan Document;

(l) Any sale or assignment of the Loan Documents, or any interest therein;

(m) Any sale or assignment by a Borrower or any other Person of any Collateral, or any portion thereof or interest therein, whether or not consented to by Agent or any Lender;

(n) Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(o) Any lack of commercial reasonableness in dealing with the Collateral;

(p) Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(q) An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Borrowers) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Borrower or the Collateral owned by it;

(r) Any modifications of the Loan Documents or any Derivatives Contract giving rise to the Hedge Obligations or any obligation of Borrowers relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(s) Any release of a Borrower or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(t) Any action, occurrence, event or matter consented to by Borrowers under any provision hereof, or otherwise;

(u) The dissolution or termination of existence of any Borrower;

(v) Either with or without notice to Borrowers, any renewal, extension, modification, amendment or another changes in the Obligations or the Hedge Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations or the Hedge Obligations;

(w) Any defense of Borrowers, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations or the Hedge Obligations; or

(x) To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Borrowers might otherwise be entitled, it being the intention that the obligations of Borrowers hereunder are absolute, unconditional and irrevocable.

§36.5 Waiver. Each of the Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Borrowers may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Borrowers) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Borrowers further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrowers further agrees that upon the occurrence and during the continuance of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Borrowers except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other Borrowers or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.

§36.6 Subordination. Except as set forth in the Contribution Agreement, each of the Borrowers hereby expressly waives any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Borrowers acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Borrowers expressly waives any and all rights of subrogation to the Lenders or Agent against the other Borrowers, and each of the Borrowers hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Borrowers and any rights to participate in any Collateral or any other assets of the other Borrowers. In addition to and without in any way limiting the foregoing, each of the Borrowers hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrowers to all indebtedness of the Borrowers to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Borrowers shall claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Borrowers.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

QIPR:

QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTLP:

QUALITYTECH, LP, a Delaware limited partnership

By:	QualityTech GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTS RICHMOND TRS:

QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:
REGIONS BANK, individually and as Agent

By:	/s/ Kerri L. Raines
Name:	Kerri L. Raines
Title:	Vice President
(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Quality Investment Properties

Richmond, LLC Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Shannon R. Westberg
Name:	Shannon R. Westberg
Title:	Senior Vice President
(SEAL)

[Signature Page to Quality Investment Properties

Richmond, LLC Credit Agreement]

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), jointly and severally hereby promise to pay to                         (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 21, 2012, as from time to time in effect, among the Borrowers, QTS Richmond TRS, QTLP, Regions Bank, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of             ($            ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 1900 5th Avenue North, Birmingham, Alabama, 35203, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the

A - Page 1

Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)

A - Page 2

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

[INTENTIONALLY OMITTED]

C-1

EXHIBIT D

FORM OF LEASE

See attached.

D-1

EXHIBIT E-1

FORM OF BORROWER JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of             , 20    , by                                         , a                                           (“Joining Party”), and delivered to Regions Bank, as Agent, pursuant to §5.5 of the Credit Agreement dated as of December 21, 2012, as from time to time in effect (the “Credit Agreement”), among the Borrowers, QTLP, QTS Richmond TRS, Regions Bank, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Borrower under the Credit Agreement, the Notes, the Indemnity Agreement and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrowers of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Borrower” and a “Maker” under the Credit Agreement, the Notes, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of Borrowers now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a [“Borrower”] under the Contribution Agreement, Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Borrower and a “Maker” under the Credit Agreement, the Notes, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Borrower on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Borrowers are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Borrower.

E-1 - Page 1

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Credit Agreement, the Notes, the Contribution Agreement, the Indemnity Agreement and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Credit Agreement, the Notes, the Contribution Agreement, the Indemnity Agreement and the other Loan Documents to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

REGIONS BANK, as Agent

By:

Its:

[Printed Name and Title]

[SEAL]

E-1 - Page 2

EXHIBIT E-2

FORM OF GUARANTOR JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of             , 20    , by                                         , a                      (“Joining Party”), and delivered to Regions Bank, as Agent, pursuant to §5.5 of the Credit Agreement dated as of December 21, 2012, as from time to time in effect (the “Credit Agreement”), among the Borrowers, QTLP, QTS Richmond TRS, Regions Bank, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Guarantor under the Guaranty, the Indemnity Agreement and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrowers of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Guarantor” under the Guaranty, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of Borrowers now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a [“Guarantor”] under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Guarantor under the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement, the Indemnity Agreement and the other Loan Documents

E-2 - Page 1

heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement, the Indemnity Agreement and the other Loan Documents to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

REGIONS BANK, as Agent

By:

Its:

[Printed Name and Title]

[SEAL]

E-2 - Page 2

EXHIBIT F

[INTENTIONALLY OMITTED]

F-1

EXHIBIT G

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Regions Bank, as Agent

1900 5th Avenue North

Birmingham, Alabama 32503

Attn: Kerri Raines

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of the Credit Agreement dated as of December 21, 2012 (as the same may hereafter be amended, the “Credit Agreement”), among the Borrowers, QTLP, QTS Richmond TRS, Regions Bank, for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned [Borrowers’ Representative] hereby requests and certifies as follows:

1. Revolving Credit Loan. The undersigned [Borrowers’ Representative] on behalf of all Borrowers hereby requests a Revolving Credit Loan under §2.1 of the Credit Agreement:

Principal Amount: $

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for Revolving Credit LIBOR Rate Loans:

The undersigned [Borrowers’ Representative] on behalf of all Borrowers hereby requests that the proceeds of the Revolving Credit Loan be made available to the Borrowers by                                         .

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3. No Default. The undersigned certifies that the Borrowers are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Borrowing Base Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Mortgaged Property.

4. Representations True. The undersigned certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrowers, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

G-1

5. Other Conditions. The [Borrowers’ Representative] and the undersigned certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this     day of             , 20    .

QUALITY INVESTMENT PROPERTIES
RICHMOND, LLC, a Delaware limited liability company

By:
Name:
Title:

QUALITYTECH, LP, a Delaware limited partnership

By:	QualityTech GP, LLC, a Delaware limited
liability company, its general partner

By:
Name:
Title:

[To be signed by chief financial officer or chief accounting officer]

G-2

EXHIBIT H

INTENTIONALLY OMITTED

H-1

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE WORKSHEET

A.	Mortgaged Property Appraised Value Test:

	Aggregate Amount of Appraised Value of each Mortgaged Property (other than the Richmond Property)	$

	“Upon Completion” value for Building 1 at the Richmond Property	$

	Appraised Value of all buildings (other than Building 1) at the Richmond Property and excess land	$
[See attached spreadsheet listing values]
B.	Borrowing Base Value: 55% of Mortgaged Property Aggregate Appraised Value (exclusive of the Richmond Property) plus in respect of the Richmond Property, fifty-five (55%) of the sum of (i) the “Upon Completion” value for Building 1 at the Richmond Property plus (ii) the Appraised Value of the remaining buildings and excess land	$

C.	Borrowing Base Debt Service Coverage Ratio Test: The maximum principal amount of the Loans, which would not cause the Borrowing Base Debt Service Coverage Ratio to be less than the Borrowing Base Debt Service Coverage Ratio specified in the table below corresponding to the period during which the Borrowing Base Availability is being determined:	$

Period	Borrowing Base Debt Service Coverage Ratio
Closing Date to but excluding June 30, 2013	1.30 to 1.00
June 30, 2013 to but excluding December 31, 2013	1.40 to 1.00
December 31, 2013 to but excluding March 31, 2014	1.60 to 1.00
March 31, 2014 to but excluding December 31, 2015	1.750 to 1.00
On and after December 31, 2015	2.00 to 1.00

[See attached Spreadsheet]

I-1

D.	Borrowers Debt Yield: The maximum principal amount of the Loans which would not cause the Borrower Debt Yield to be less than the Borrowers Debt Yield specified in the table below corresponding to the period during which the Borrowing Base Availability is being determined:	$

Period	Borrowers Debt Yield
Closing Date to but excluding June 30, 2013	12.00%
June 30, 2013 to but excluding December 31, 2013	13.00%
December 31, 2013 to but excluding March 31, 2014	14.50%
March 31, 2014 to but excluding December 31, 2015	16.250%
On and after December 31, 2015	18.00%

E.	Borrowing Base Availability: Lesser of B, C or D	$

I-2

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

Regions Bank, as Agent

1900 5th Avenue North

Birmingham, Alabama 32503

Attn: Kerri Raines

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 21, 2012 (as the same may hereafter be amended, the “Credit Agreement”) by and among the Borrowers, QTLP, QTS Richmond TRS, Regions Bank, for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Parent Company is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Parent Company for the fiscal period ended (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Parent Company at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(e), §5.4(b), §7.4(c), §8.1, §10.12 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Parent Company as of the Balance Sheet Date adjusted in the best good faith estimate of Parent Company to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Parent Company of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of Parent Company.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrowers and Guarantors with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this     day of             , 20    .

[Prior to the IPO Event to be signed by QTLP; Following IPO Event to be signed by REIT]

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE

A.	The Adjusted Net Operating Income of any Real estate owned by Parent Company or its Subsidiaries which is a Stabilized Property divided by .10	$

B.	The cost basis book value determined in accordance with GAAP of all Real Estate acquired by Parent Company or any of its Subsidiaries for the prior two fiscal quarters most recently ended	$

C.	Book Value of Development Properties	$

D.	Book Value of Land Assets:	$

E.	Amount of cash contained in any accounts established by or the benefit of Parent Company or its Subsidiaries to effectuate a tax-deferred exchange (also known as a “1031” exchange) in connection with the purchase and/or sale of all or a portion of Real Estate; plus	$

F.	Aggregate amount of Unrestricted Cash and Cash Equivalents of Parent Company and its Subsidiaries:	$

G.	Aggregate amount of Restricted Cash and Cash Equivalents of Parent Company and its Subsidiaries that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents (excluding amounts included in E above) (to the extent approved by Agent)	$

H.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates:	$

$

$

	Gross Asset Value equals sum of A plus B plus C plus D plus E plus F plus G plus H	$

EXHIBIT K

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                                          (“Assignor”), and                     (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated December 21, 2012, by and among the Borrowers, QTLP, QTS Richmond TRS, the other lenders that are or may become a party thereto, and Regions Bank, individually and as Agent (the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee the Assignor’s Revolving Credit Commitment under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $         representing a $         Revolving Credit Commitment, and a          percent (     %) Revolving Credit Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Revolving Credit Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrowers with respect to the

Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $         and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $        , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrowers or the Guarantors or the continued existence, sufficiency or value of the Collateral or any assets of the Borrowers or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrowers or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement Revolving Credit Notes for each of Assignor and Assignee as provided in the Credit Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrowers and the Guarantors and the value of the assets of the Borrowers and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrowers or the Guarantors and is not a Defaulting Lender or an Affiliate of a Defaulting Lender, (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrowers and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by [Borrowers’ Representative] and Agent as required by the Credit Agreement. Assignee agrees that Borrowers may rely on the representation contained in Section 4(h).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $         representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be                      (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, Assignee shall be a party to the Credit Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement and the Intercreditor Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan,

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9. Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors, This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement and the Intercreditor Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

REGIONS BANK, as Agent

By:
Title:

CONSENTED TO BY:[1]

QUALITYTECH, LP, a Delaware limited partnership

By:	QualityTech GP, LLC, a Delaware
limited liability company

By:
Name:
Title:

[1]	Insert signature block of Borrowers’ Representative to extent required by Credit Agreement.

SCHEDULE 1.1

LENDERS AND COMMITMENTS

REVOLVING CREDIT LOAN

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
Regions Bank ALBH11502B 1900 5th Avenue North Birmingham, Alabama 35203 LIBOR Lending Office Same as Above	$40,000,000	50.0%
Bank of America, N.A. 135 South LaSalle Street, Suite 640 Mail Code: IL-135-06-41 Chicago, Illinois 60603 Attention: Ronald. S. Bachurek Telephone: 312-992-2596 Facsimile: 312-992-6273 LIBOR Lending Office Same as Above	$40,000,000	50.0%

TOTAL	$80,000,000	100.0%

Schedule 1.1 - Page 1

SCHEDULE 1.2

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of a Subsidiary Borrower proposed to be included in the Collateral, each of the following:

(a) Description of Property. A narrative description of the Real Estate, the improvements thereon and the tenants or licensees and Leases relating to such Real Estate.

(b) Security Documents. Such Security Documents relating to such Real Estate as the Agent shall in good faith require, duly executed and delivered by the respective parties thereto.

(c) Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to such Borrower, from counsel reasonably acceptable to the Agent and qualified to practice in the State in which such Real Estate is located with respect to any Mortgage or Assignment of Leases and Rents, addressed to the Lenders and the Agent covering the enforceability of such Security Documents and such other matters as the Agent shall reasonably request.

(d) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in such Real Estate and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

(e) Survey and Taxes. The Survey of such Real Estate, together with the Surveyor Certification and evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate which on the date of determination are required to have been paid under §7.8 or §8.20.

(f) Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.

(g) UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personally, financing statements or title retention agreements which affect any property, rights or interests of Borrower that are or are intended to be subject to the security interest, security title, assignments, and mortgage liens created by the Security Documents relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Collateral.

(h) Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent.

Schedule 1.2 - Page 1

(i) Leases. True copies of all Leases relating to such Real Estate as the Agent or the Required Lenders may request and a Rent Roll for such Real Estate certified by such Borrower as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.

(j) Lease Form. The form of Lease, if any, to be used by such Borrower in connection with future leasing of such Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Agent.

(k) Subordination Agreements. A Subordination, Attornment and Non-Disturbance Agreement from tenants or licensees of such Real Estate as required by the Agent.

(l) Estoppel Certificates. Estoppel certificates from tenants or licensees of such Real Estate as required by Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate in the Collateral, each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent.

(m) Certificates of Insurance, Each of (i) a current certificate of insurance as to the insurance maintained by such Borrower on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer•); and (iii) such further information and certificates from such Borrower, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(n) Property Condition Report. A property condition report from a firm of professional engineers or architects selected by Borrowers and reasonably acceptable to Agent (the “Inspector”) satisfactory in form and content to the Agent and the Required Lenders, dated not more than one hundred eighty (180) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent and the Required Lenders may reasonably require.

(o) Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than one hundred eighty (180) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.

(p) Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may require and approve in its reasonable discretion.

(q) Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to such Borrower for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and

Schedule 1.2 - Page 2

evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy is not required to be reissued to such Borrower), or evidence reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

(r) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral.

(s) Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Required Lenders, together with a twelve (12) month cash flow projection. The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.

(t) Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, to the extent available.

(u) Environmental Disclosure. Such evidence regarding compliance with §6.20(d) as Agent may reasonably require.

(v) Subsidiary Borrower Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(w) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 1.2 - Page 3

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	INTENTIONALLY OMITTED

Exhibit C	INTENTIONALLY OMITTED

Exhibit D	FORM OF MASTER SPACE AGREEMENT

Exhibit E-1	FORM OF BORROWER JOINDER AGREEMENT

Exhibit E-2	FORM OF GUARANTOR JOINDER AGREEMENT

Exhibit F	INTENTIONALLY OMITTED

Exhibit G	FORM OF REQUEST FOR LOAN

Exhibit H	INTENTIONALLY OMITTED

Exhibit I	FORM OF BORROWING BASE CERTIFICATE

Exhibit J	FORM OF COMPLIANCE CERTIFICATE

Exhibit K	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 1.3	DISCLOSED COMPETITOR

Schedule 1.4	EXCLUDED ASSETS

Schedule 2.10	EXISTING LETTERS OF CREDIT

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	FRANCHISES, PATENTS, COPYRIGHTS, ETC.

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.18	TRADENAMES

Schedule 6.20(c)	ENVIRONMENTAL COMPLIANCE

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	PARENT COMPANY SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF PARENT COMPANY AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	MANAGEMENT AGREEMENTS; MATERIAL AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 6.34	SERVICE GUARANTEES

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